Exhibit 2.7

EXECUTION VERSION

MASTER CROSS SUPPLY AND PRODUCT

TRANSFER AGREEMENT

Between

ECOLAB INC.

(“EVEREST”)

And

CHAMPIONX LLC

(“NEWCO”)

Dated as of June 3, 2020

MASTER CROSS SUPPLY AND PRODUCT TRANSFER AGREEMENT

This Master Cross Supply and Product Transfer Agreement (“Agreement”), dated this 3rd day of June, 2020, is by and among Ecolab Inc., a Delaware corporation (“Everest”) and ChampionX LLC, a Delaware limited liability company (“Newco”). Everest and Newco are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Everest and Newco have agreed, pursuant to the Separation and Distribution Agreement between Everest, ChampionX Holding Inc. and Apergy Corporation dated December 18, 2019 (as it may be amended from time to time, the “Separation and Distribution Agreement”), to, among other things, effect (i) the separation of the upstream energy business of Ecolab from the other businesses of Ecolab and (ii) the distribution by Ecolab of shares of ChampionX Holding Inc. common stock to the holders of the Ecolab common stock; and

WHEREAS, each Party currently Manufactures certain Products required by the other Party to service customers; and

WHEREAS, the Parties plan to transfer, over a period not to exceed thirty-six (36) months, the Manufacture of Products on the Transfer List from Newco to Everest and vice versa; and

WHEREAS, Products identified on the Elective Nonstrategic List, Strategic List, Reseller List and Special Supply List, due to intellectual property considerations, manufacturing asset ownership, technical expertise, cost efficiencies, capacity constraints, or other special circumstances, will not be transferred but will be manufactured by one Party for the other; and

WHEREAS, Everest and Newco also wish to set out the obligations and rights of the Parties to certain manufacturing assets not being transferred and other special arrangements which both Parties must secure to service customers and Manufacture relevant Products;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Definitions; Interpretation.

1.1	Unless the context otherwise indicates or requires, the following words and expressions shall have the meaning ascribed to them below:

“Absorption” shall mean the manufacturing variance at a given Plant created by deficits or surpluses, as applicable, of Buyer’s actual purchased volumes of Product from such Plant versus Buyer’s budgeted volumes of Product from such Plant that are set forth in or contemplated by the applicable Annual Budget.

“Accounting Principles” shall have the meaning prescribed in Section 4.1 of this Agreement.

“Acquired Party” shall have the meaning prescribed in Section 22.1 of this Agreement.

“Acrylamide Monomer” shall have the meaning prescribed in Section 11.2 of this Agreement.

“Affiliate” or “Affiliates” shall mean, with respect to either Party, any other Person controlling, controlled by or under common control with such Party. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” shall mean this document and the attached Schedules, and any other document identified and incorporated herein.

“Annual Budget” shall have the meaning prescribed in Section 4.1 of this Agreement.

“Applicable Environmental Law” shall mean any statute, law, rule, regulation, ordinance, code, policy or rule of common law of any Governmental Authority now in effect and in each case as amended from time to time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health, hazardous materials or waste materials.

“Applicable Law” shall mean applicable statutes, laws, rules, regulations, ordinances, orders, guidelines and requirements including statutes, laws, rules, regulations, guidelines and requirements related to the development, registration, manufacture, labeling, shipping and marketing of Products and including Applicable Environmental Laws.

“Business Day” for each country where Product is Manufactured shall mean the day within a standard five-day work week and excludes days when the national banks of such country are closed for business due to national holiday or observance.

“Buyer-Specific RM&I” means RM&I that is both (i) required to Manufacture a Product and (ii) not used in Producer’s then-current operations.

“Buying Party” or “Buyer” shall mean the Party that is acquiring a Product from Producer.

“Buyer Unique Products” shall mean any Products that are Manufactured at a given Plant only for Buyer.

“Change-in-Control” shall mean the sale of all or substantially all the assets of a Party, any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person, or any change in the ownership of more than fifty percent (50%) of the voting capital stock or equity, or power to appoint or elect more than 50% of the members of the board of directors or similar governing body, of a Party in one or more related transactions; provided, however, that the transactions contemplated in the Separation and Distribution Agreement, including the Merger (as defined in the Separation and Distribution Agreement), will not be considered a Change-in-Control of either Party.

“Claim” shall have the meaning prescribed in Section 14.3(a) of this Agreement.

“Contested Claim” shall have the meaning prescribed in Section 14.5(b) of this Agreement.

“Copyrights” shall have the meaning prescribed in the defined term “Intellectual Property.”

“Cross Selling Price” shall have the meaning prescribed in Section 4.3 of this Agreement.

“Current Standard Cost” shall have the meaning prescribed in Section 4.4.1 of this Agreement.

“Damages” shall have the meaning prescribed in Section 14.1 of this Agreement.

“Demand Forecast” shall have the meaning prescribed in Section 3.1 of this Agreement.

“Derivative Special Supply Innovation” shall have the meaning prescribed to it in Section 5.6.4 of this Agreement.

“EHCP” shall mean the Eastern Hemisphere Core Plant operated by Newco and as described in Schedule 2.3.2.

“Effective Date” shall mean the date of the Closing (as defined in the Separation and Distribution Agreement).

“Elective Nonstrategic List” shall mean the list of those Products Manufactured, repackaged and/or shipped by one Party as Producer for the other Party as Buyer and for which production is not transferred between the Parties and as defined in Section 2.3 of this Agreement and as contained in Schedule 2.2.

“Elective Nonstrategic Markup” shall have the meaning prescribed in Section 2.2 of this Agreement, as further described in Schedule 2.2.

“Ellwood City Furnace Rooms” shall mean all of the assets located at the Ellwood site operated by Everest that are necessary to Manufacture the list of Products indicated on Schedule 2.5 as being manufactured at Ellwood City.

“E&O Reserve” shall have the meaning prescribed in Section 4.5.1 of this Agreement.

“Final Batch Specifications” shall have the meaning prescribed in Section 5.8 of this Agreement.

“Fiscal Quarter” shall mean the applicable quarter of the Fiscal Year.

“Fiscal Year” shall have the meaning prescribed in Section 4.1 of this Agreement.

“Force Majeure” shall have the meaning prescribed in Section 13 of this Agreement.

“Frozen Standards” shall have the meaning prescribed in Section 4.1 of this Agreement.

“Fully Reserved Materials” shall have the meaning prescribed in Section 4.5.5 of this Agreement.

“Garyville Site RM&I” shall have the meaning prescribed in Section 7.5 of this Agreement.

“Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hot List Products” shall have the meaning prescribed in Section 4.6.2 of this Agreement.

“Indemnified Party” shall have the meaning prescribed in Section 14.3(a) of this Agreement.

“Indemnifying Party” shall have the meaning prescribed in Section 14.3(a) of this Agreement.

“Indemnitees” shall have the meaning prescribed in Section 14.8 of this Agreement.

“Innovation” or “Innovate” shall have the meaning prescribed in Section 5.6 of this Agreement.

“Intellectual Property” shall mean all U.S. and foreign intellectual property of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae (including product formulations), data, models, and methodologies, excluding Patents and Regulatory Property (as such term is defined in the IPMA) (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Intermediates” shall mean chemical intermediates which are Manufactured, repackaged and/or shipped by one Party as Producer (including chemical intermediates which are produced by third-party toll manufacturers or contract manufacturers for any such Party), it being acknowledged by the Parties that a chemical intermediate may be either a stand-alone Product or a component of a Product.

“Intellectual Property Matters Agreement” or “IPMA” shall have the meaning prescribed in the Separation and Distribution Agreement.

“Lead Time” shall mean time beginning on the date of receipt by a Producer from a Buyer of a Purchase Order for Manufacture of any Product pursuant to the terms hereof until the date on which such Product is deemed delivered to Buyer pursuant to Section 5.9 of this Agreement.

“Legal Proceeding” shall have the meaning prescribed in the Separation and Distribution Agreement.

“Made to Order Product” or “MTO Product” shall mean a Product not Manufactured and kept in stock by Producer but instead is only Manufactured when a Purchase Order is received.

“Made to Stock Product” or “MTS Product” shall mean Product Manufactured by a Producer based on anticipated demand and not based on receipt or acceptance of any Purchase Order.

“Manufacture,” “Manufacturing” and “Manufactured” shall mean with respect to Products hereunder, the manufacturing, formulation, or blending of Products.

“Manufacturing Services” shall have the meaning prescribed in Section 5.1 of this Agreement.

“Maximum Price Protected Quantity” shall have the meaning prescribed in Section 7.5 of this Agreement.

“MIN” shall have the meaning set prescribed in Section 5.6.1 of this Agreement.

“Minimum Order Quantity” or “MOQ” is the minimum volume order size for a Product as set forth in a Product schedule or otherwise determined in accordance with Schedule 5.3.

“Notice of Claim” shall have the meaning prescribed in Section 14.3(a) of this Agreement.

“Notified Party” shall have the meaning prescribed in Section 22.1 of this Agreement.

“Odessa Tazo Tea” shall mean all of the assets located at the Odessa site operated by Newco that are necessary to Manufacture the list of Products indicated on Schedule 2.5 as being Manufactured by Newco at its facility located in Odessa, Texas.

“Packaging and Labeling Procedures” shall have the meaning prescribed in Section 8.1 of this Agreement.

“Permitted Supply List Innovation” shall have the meaning prescribed in Section 5.6.3 of this Agreement.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization, unincorporated organization or Governmental Authority.

“Plant” shall mean the place of Manufacture of a Product under this Agreement.

“PLOH” shall have the meaning prescribed in Section 4.1 of this Agreement.

“Producer” shall mean the Party that Manufactures a Product for the other Party as Buyer.

“Product” shall individually mean each finished good identified on any Product List, which is to be Manufactured, repackaged and/or shipped by one Party as Producer for the other Party as Buyer.

“Product Lists” shall mean, collectively, the Transfer List, Elective Nonstrategic List, Strategic List, Reseller List, and the Special Supply List.

“Product Manufacturing Procedures” shall have the meaning prescribed in Section 5.5 of this Agreement.

“Product Sample” shall have the meaning prescribed in Section 5.12 of this Agreement.

“Product Test Kit” shall have the meaning prescribed in Section 5.13 of this Agreement.

“Product Specifications” shall mean the written specifications applicable to a Product as contained in the Product Manufacturing Procedures including In-Process Specifications, Final Batch Specifications, and Approval to Ship Specifications, in each case, which are in effect on the Effective Date and as thereafter updated and revised in accordance with the provisions of this Agreement; provided that for Products introduced or modified after the Effective Date, the Product Specifications for such Products will be established consistent with past practices.

“Purchase Order” shall have the meaning prescribed in Section 5.2 of this Agreement.

“QC Procedures” shall have the meaning prescribed in Section 10.1 of this Agreement.

“Quarterly Rebate Meetings” shall have the meaning prescribed in Section 7.3 of this Agreement.

“Raw Material Specifications” are the specifications contained in the Corporate Specification Database (i.e. SAP) of each Party as of the Effective Date, which specifications may be modified in writing pursuant to a written amendment to this Agreement executed by each Party.

“Raw Materials” shall mean the chemical components or materials purchased from a third party required to Manufacture Products.

“Reseller List” shall have the meaning prescribed in Section 2.4 of this Agreement.

“Reseller Markups” shall have the meaning prescribed in Section 2.4 of this Agreement, as further described in Schedule 2.4.

“Reseller Renewal Term” shall have the meaning prescribed in Section 17.2.4 of this Agreement.

“Resource Constraint” shall have the meaning prescribed in Section 3.2 of this Agreement.

“Restricted Inventory” shall mean any Products that fail to conform to the Final Batch Specifications for such Products but for which the Parties agree can be reworked by Buyer to meet the Final Batch Specifications using commercially reasonable efforts.

“RM&I” shall mean Raw Materials and Intermediates, collectively.

“Separation and Distribution Agreement” shall have the meaning prescribed in the recitals to this Agreement.

“Services” shall mean all things done and performed by one Party for or on behalf of the other Party pursuant to this Agreement with the expectation of being compensated.

“Small Business Countries” shall have the meaning prescribed in Section 4.7 of this Agreement.

“Small Business Country Markup” shall have the meaning prescribed in Section 4.7 of this Agreement, as further described in Schedule 4.7.

“Special Supply List” shall have the meaning prescribed in Section 2.5 of this Agreement.

“Special Supply List Markup” shall have the meaning prescribed in Section 2.5 of this Agreement, as further described in Schedule 2.5.

“Special Supply List Term” shall have the meaning prescribed in Section 2.5 of this Agreement.

“Steering Committee” shall mean the committee described in Section 2.6 and on Schedule 2.6.

“Standard Cost” shall have the meaning prescribed in Section 4.2 of this Agreement.

“Strategic List” shall have the meaning prescribed in Section 2.3 of this Agreement.

“Target” shall have the meaning prescribed in Section 7.7 of this Agreement.

“Term” shall have the meaning prescribed in Section 17.1 of this Agreement.

“Third Party Claim” shall have the meaning prescribed in Section 14.1 of this Agreement.

“Trademarks” shall have the meaning prescribed in the defined term “Intellectual Property.”

“Transfer Date” shall mean, for each Product on the Transfer List, a date that is no later than the last business day of the calendar Quarter specified for transfer of such Product as set forth on Schedule 2.1, which is the date by which Buyer shall be ready to take over Manufacture of the Product from Producer. The Transfer Date for the Products on the Special Supply List will occur at the end of the Special Supply List Term or earlier at Buyer’s discretion.

“Transfer List” shall have the meaning prescribed in Section 2.1 of this Agreement.

“Transfer Markup” shall have the meaning prescribed in Section 2.1 of this Agreement.

“Transfer Measurement Date” shall mean, for each Product on the Transfer List, the end of the calendar Quarter that includes the Transfer Date for such Product.

“Transfer Package” shall mean for each Product on the Transfer List, and for each Product on the Special Supply List that the Buyer Party has the right to Manufacture, hard-copy and/or electronic documentation regarding the recipe for such Product, Product Specifications, Manufacturing processes and procedures specific to such Product, Raw Material Specifications and QC Procedures used in the Manufacture of such Product. The Transfer Package is further defined in Schedule 6.1 to this Agreement.

“Trigger Date” shall mean June 1, 2020.

“Utilization Requirement” shall have the meaning prescribed to it in Schedule 2.3.2 of this Agreement.

1.2	Interpretation.

(a)

Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits”, “Attachments”, and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits, Attachments, or Schedules to this Agreement.

(b)

As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(c)

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(d)	References to a Person are also to its successors and permitted assigns.

(e)	Any payment to be made pursuant hereto shall be made in the applicable local currency by wire transfer of immediately available funds. The term “dollars” and “$” means United States dollars.

(f)

As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(g)	References herein to an agreement, law or regulation include such agreement, law or regulation as amended, restated, supplemented, or otherwise modified from time to time unless otherwise specified.

(h)	In the event of conflict between any provision of Sections 2 – 11 of this Agreement and any Schedule to this Agreement, the terms and conditions of such Schedule shall prevail.

(i)

Except as expressly set forth herein, in no event shall this Agreement be interpreted to convey to any Party rights to Intellectual Property beyond those rights described in the Intellectual Property Matters Agreement or the Reseller Agreement.

(j)

The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(k)	As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(l)	As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(m)	As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

2.	Product Transfer List; Elective Nonstrategic List; Strategic List; Reseller List.

2.1

The Transfer List attached hereto as Schedule 2.1 (the “Transfer List”) contains the listing of each Product which one Party as Producer agrees to Manufacture and supply to the other Party as Buyer until the Transfer Date. Producer agrees to transfer to Buyer the ability to Manufacture each relevant Product on the Transfer List by delivering to Buyer the relevant Transfer Package and then providing reasonable assistance to Buyer as more fully provided in Section 6. For each Product on the Transfer List, the Parties agree to abide by the Transfer List’s provisions relating to Cross Selling Price, MOQ size (if applicable), Lead Time, location of Manufacture, Transfer Date, and other relevant details described on the Transfer List. The Parties acknowledge and agree that the Cross Selling Prices for Products on the Transfer List shall be determined by automatically applying the relevant markup set forth on Schedule 2.1 to the relevant Current Standard Cost (any such markup, a “Transfer Markup”). The Parties agree that, on the Transfer Measurement Date for a Product set forth on the Transfer List, Producer may discontinue the supply of the relevant Product in accordance with, and subject to the terms of, Section 6.3; provided that Producer shall use commercially reasonable efforts to continue to supply such Product to Buyer subject to its then-current production capacity until the one year anniversary of the Transfer Measurement Date. The Parties further agree that, in addition to the terms and conditions set forth in this Agreement, the Manufacture and sale of each Product on the Transfer List is subject to the terms and conditions set forth on Schedule 2.1 and to such additional terms and conditions set forth on the Transfer List which shall control in the event of conflict between (i) any provision of Sections 2 – 11 of this Agreement and (ii) contrary or conflicting terms and conditions set forth on the Transfer List with respect to the Products on such Transfer List. The Transfer List may by mutual written agreement be amended to correct errors or to remove Products. Products may not be added to the Transfer List after the Effective Date unless otherwise (i) expressly agreed by the Parties in an amendment entered into by the Parties in strict accordance with the provisions of Section 23 of this Agreement, or (ii) approved by the Steering Committee in accordance with Schedule 2.6.

2.2

The Elective Nonstrategic List attached hereto as Schedule 2.2 (the “Elective Nonstrategic List”) contains the listing of Products that will not be transferred and will continue to be Manufactured by Producer for Buyer from the Effective Date until the term of the arrangement for the relevant Product on the Elective Nonstrategic List expires or terminates in accordance with Section 17.2.2. For each Product on the Elective Nonstrategic List, the Parties agree to abide by the provisions of the Elective Nonstrategic List relating to Cross Selling Price, MOQ size (if applicable), Lead Time, location of Manufacture, and other relevant details described on the Elective Nonstrategic List. The Parties acknowledge and agree that the Cross Selling Price for each Product on the Elective Nonstrategic List ordered after the second anniversary of the Trigger Date shall be determined by automatically applying a markup to the applicable Current Standard Cost as set forth on Schedule 2.2 (the “Elective Nonstrategic Markup”). The Parties further agree that, in addition to the terms and conditions set forth in this Agreement, the Manufacture and sale of each Product on the Elective Nonstrategic List is subject to additional terms and conditions set forth on Schedule 2.2 which shall control in the event of conflict between (i) any provision of Sections 2 – 11 of this Agreement and (ii) contrary or conflicting terms and conditions set forth on the Elective Nonstrategic List with respect to the Products on such Elective Nonstrategic List. The Elective Nonstrategic List may be amended by mutual written agreement to correct errors or to remove Products. Products may not be added to the Elective Nonstrategic List after the Effective Date unless otherwise expressly agreed by the Parties in an amendment entered into by the Parties in strict conformance with the provisions of Section 23 of this Agreement.

2.3

Schedule 2.3.1 and Schedule 2.3.2 (collectively, the “Strategic List”) contain the listing of Products that will not be transferred and will continue to be Manufactured by Producer for Buyer from the Effective Date until the term of the arrangement for the relevant Product on the Strategic List expires or terminates in accordance with Section 17.2.3. For each Product on the Strategic List, the Parties agree to abide by the relevant schedule’s provisions relating to Cross Selling Price, MOQ size (if applicable), Lead Time, location of Manufacture, and other relevant details described on the respective schedule. The Parties further agree that, in addition to the terms and conditions set forth in this Agreement, the Manufacture and sale of each Product on the Strategic List is subject to the terms and conditions set forth on the relevant subschedule to Schedule 2.3 and to such additional terms and conditions set forth on the relevant schedule which shall control in the event of conflict between (i) any provision of Sections 2 – 11 of this Agreement and (ii) contrary or conflicting terms and conditions set forth on the relevant schedule with respect to the Products on the Strategic List. The subschedules to Schedule 2.3 are:

Schedule 2.3.1 – Garyville Products

Schedule 2.3.2 - Eastern Hemisphere Core Plant Products

2.4

The Reseller List attached hereto as Schedule 2.4, together with subschedules Schedule 2.4.1, Schedule 2.4.2, Schedule 2.4.3 and Schedule 2.4.4 as described below and any Schedule created after the Effective Date pursuant to Section 5.6.2 (collectively, the “Reseller List”), contains the listing of Products for which the Intellectual Property rights with respect thereto will not be transferred and which Products will continue to be Manufactured by Producer for Buyer from the Effective Date until the term of the arrangement for the relevant Product on the Reseller List expires or terminates in accordance with Section 17.2.4. For each Product on the Reseller List, the Parties agree to abide by the relevant schedule’s provisions relating to Cross Selling Price, batch or MOQ size (if applicable), Lead Time, location of Manufacture, and other relevant details described on the respective schedule. The Parties acknowledge and agree that the Cross Selling Price for each Product on the Reseller List shall be determined by automatically applying markups to the applicable Current Standard Cost as set forth on Schedule 2.4 (the “Reseller Markups”), which shall also apply to all subschedules to Schedule 2.4. The Parties further agree that, in addition to the terms and conditions set forth in this Agreement, including but not limited to Section 5.6.2, the Manufacture and sale of each Product on the Reseller List is subject to the terms and conditions set forth on Schedule 2.4 and to such additional terms and conditions set forth on the relevant schedule which shall control in the event of conflict between (i) any provision of Sections 2 – 11 of this Agreement and (ii) contrary or conflicting terms and conditions set forth on the relevant schedule with respect to the Products on the Reseller List. Before giving effect to any schedules created after the Effective Date pursuant to Section 5.6.5, the subschedules to Schedule 2.4 are:

Schedule 2.4.1 – Proprietary Everest Water Chemical Products

Schedule 2.4.1.1 - Proprietary Everest Water Equipment Reseller Products (PARETO, FLOCMASTER)

Schedule 2.4.2 – 3D Trasar Chemical Products

Schedule 2.4.2.1 - 3D Trasar Equipment Products

Schedule 2.4.3 – Peracetic Acid Products

Schedule 2.4.4 – Continued Products

Schedule 2.4.5 – Continued Product Patents

Schedule 2.4.6 – Newco Midstream Customers

Schedule 2.4.7 – Everest Midstream Customers

2.5

The Special Supply List described in Schedule 2.5 (the “Special Supply List”) contains the listing of Products that will continue to be Manufactured by Producer for Buyer from the Effective Date until the term of the arrangement for the relevant Product described in the relevant Special Supply List expires or terminates in accordance with Section 17.2.5 (for each Product, the “Special Supply List Term”). For each Product described in Schedule 2.5, the Parties agree to abide by the relevant provisions of Schedule 2.5 relating to Cross Selling Price, batch or MOQ size (if applicable), Lead Time, location of Manufacture, and other relevant details described on Schedule 2.5. Schedule 2.5 also indicates which Products thereon contain sensitive Intellectual Property. The Parties acknowledge and agree that the Cross Selling Price for each Product described in the relevant Special Supply List ordered after the third anniversary of the Trigger Date shall be determined by automatically applying a markup to the applicable Current Standard Cost as set forth on Schedule 2.5 (the “Special Supply List Markup”). The Parties further agree that, in addition to the terms and conditions set forth in this Agreement, the Manufacture and sale of each Product described in the relevant Special Supply List is subject to the terms and conditions set forth on Schedule 2.5 which shall control in the event of conflict between (i) any provision of Sections 2 – 11 of this Agreement and (ii) contrary or conflicting terms and conditions set forth on the relevant schedule with respect to the Products on Schedule 2.5. Buyer will receive a Transfer Package for Products on the Special Supply List that Buyer Party has the right to Manufacture, and Buyer may begin Manufacturing such Product at any time; however, Producer’s obligation to Manufacture such Product will not expire until the end of the Special Supply List Term or any renewal or extension thereof.

2.5.1

Notwithstanding anything to the contrary in this Agreement, the terms that apply to the Clearing Pilot Plant and Fresno Pilot Plant (as each term is defined in Schedule 2.5.1) are provided in Schedule 2.5.1.

2.5.2	Notwithstanding anything to the contrary in this Agreement, the terms that apply to the Ellwood City Furnace Rooms are provided in Schedule 2.5.2.

2.6

The Parties will establish channels for frequent communication among customer service and supply chain support leads to address open order management. The Parties will have (i) weekly communication among planning and manufacturing leads to address tactical supply gaps and product transfer processes, (ii) monthly communication among Operations Business

Leaders (OBL) and senior supply chain personnel to address supply planning and other supply and operational matters and topics, (iii) quarterly communication among supply chain, commercial and finance executives to review service and financial metrics and Product transfer plans and (iv) an annual review and update of the Product Lists; provided that any addition or removal of (x) any Product on the Transfer List, Elective Nonstrategic List, or Special Supply List requires either Steering Committee approval in accordance with the provisions of Schedule 2.6 or expressly agreed by the Parties in an amendment entered into by the Parties in strict accordance with the provisions of Section 23 of this Agreement and (y) any other Products require mutual written agreement of the Parties. The Parties agree to form and maintain a Steering Committee to address governance matters and to enable collaboration and the resolution of production and technology transfer matters. Such Steering Committee will be formed and governed according to the provisions of Schedule 2.6.

3.	Forecast.

3.1

Notwithstanding the obligation of Producer to allocate manufacturing capacity to meet the Annual Budget as provided in Section 4.1, beginning within one month of the Trigger Date, each Party in its capacity as Buyer will provide to the other Party a rolling eighteen (18) month forecast updated monthly (“Demand Forecast”) of Products on each Product List which each Party intends to order and purchase from the other Party for the upcoming eighteen (18) months (it being understood that the first two (2) initial Demand Forecasts delivered after the Effective Date will only cover months 3-18). A Party in its capacity as Buyer will promptly give notice to the other Party in its capacity as Producer if such Buyer determines there is a likelihood monthly Purchase Orders for Products will, either in the aggregate on a per-Plant basis, exceed or fall short of the most recent Demand Forecast by ten percent (10%) or greater.

3.1.1

Subject to Section 3.2, the volumes for MTS Products set forth in the first two (2) months of each Demand Forecast will constitute a binding commitment of Buyer to purchase, and Producer to supply, such Products pursuant to the terms of this Agreement and such mutual commitments may only be modified by the mutual agreement of the Parties.

3.1.2

Subject to Section 3.2 and this Section 3.1.2, the volumes for MTO Products set forth in each Demand Forecast will constitute a binding commitment of Producer to supply such Products. Buyer will not have a binding obligation to purchase such forecasted MTO Products unless and until an order from Buyer’s customer is received, at which time Buyer will place an appropriate Purchase Order for the MTO Products. Producer will, in reliance on Buyer’s Demand Forecast, obtain and reserve, in accordance with applicable Lead Times and Minimum Order Quantities, RM&I to meet Buyer’s Demand Forecast for MTO Products. If Buyer does not purchase MTO Products when or in the volume originally forecast in the Demand Forecast and Buyer-Specific RM&I obtained by Producer is not therefore consumed, the Parties will work together in good faith to adjust subsequent Demand Forecasts to mitigate the risk of any such Buyer-Specific RM&I becoming obsolete. Notwithstanding the foregoing or anything in Section 4.5 below, Buyer shall issue a Purchase Order to Producer to purchase and take delivery of Buyer-Specific RM&I which remains unused ninety (90) days or longer after the forecasted delivery date for MTO Products such Buyer-Specific RM&I was ordered to fulfil and Producer will invoice Buyer for the same. The Parties may mutually agree to delay Buyer’s obligation to purchase and take delivery of the unused Buyer-Specific RM&I for an additional ninety (90) days (180 days in total) if Buyer in good faith believes it will place Purchase Orders for Products within such period to consume the Buyer-Specific RM&I. For any Purchase Orders for MTO Products that have quantities in excess of the Demand Forecast for the applicable month, Producer will make good faith efforts in accordance with current practices to supply the additional volume but will not be obligated to supply such excess until the end of the standard Lead Time for the applicable MTO Products and subject to availability of any long lead time Buyer-Specific RM&I.

3.1.3

Notwithstanding anything in Section 3.1.1 or 3.1.2 or elsewhere in this Agreement to the contrary, Producer will make good faith efforts to, but is not obligated to, supply Product volumes in any quarter within the Fiscal Year which exceed a quarterly proration of the applicable volume in the Annual Budget by twenty percent (20%) or greater on a per Product per Plant basis. Neither Party will, without the other Party’s written consent, attempt to deliver Product ahead of the delivery date in a Purchase Order if the effect would be to shift under or over Absorption from one accounting period into another.

3.2

Producer will notify Buyer and the Steering Committee promptly upon determining that Plant production or RM&I constraints exist that will not allow the Demand Forecast or Purchase Orders to be met (each, a “Resource Constraint”). Except for (i) events of Force Majeure, (ii) in the event of a Resource Constraint, or (iii) as otherwise provided in this Agreement, each Party as a Producer is obligated to Manufacture the Products on the relevant Product List in accordance with the relevant Demand Forecast for which it receives Purchase Orders that are not inconsistent with such Demand Forecast. In the event that Producer, in good faith, determines that a Resource Constraint exists (including due to an event of Force Majeure), then the following shall apply:

3.2.1

for any Resource Constraint estimated by Producer to be of one month’s duration or less, Producer shall allocate production capacity and other required resources to fill orders from Buyer and other customers of Producer based on estimated delivery dates established by the Producer’s ERP system, whether such orders have been placed by Buyer or Buyer’s customers, on the one hand, or by other customers of Producer, on the other hand; and

3.2.2

for any Resource Constraint estimated by Producer to be of a duration greater than one month, Producer shall allocate the constrained production capacity or other required resources in a manner consistent with utilization of such constrained production capacity or other required resource in the six-month period preceding the date on which Producer determines the existence of the Resource Constraint.

Once the Resource Constraint has ended, Buyer will, as promptly as reasonably practicable taking into consideration any commitments made by Buyer to a third party in good faith which commitments were reasonably anticipated to last not longer than the duration of the Resource Constraint, resume purchases of the applicable Products from Producer in accordance with the provisions of this Agreement.

3.3

Producer will use commercially reasonable efforts to keep sufficient stocks of RM&I and Buyer-Specific RM&I on hand that are required to meet Buyer’s Demand Forecasts. Producer shall keep Buyer reasonably informed as to the quantities of materials on hand to Manufacture Products consistent with Buyer’s Demand Forecasts for Products.

3.4

If Buyer loses all demand from its customers for a Product and therefore no longer has any need to purchase a particular Product prior to the date that the term of the arrangement for that Product expires or is terminated in accordance with Section 17.2, Buyer may terminate the arrangement for that Product by providing written notice to Producer that specifically references this Section 3.4, in which case, in addition to any other termination fees that may be applicable and in addition to any payment that may be required under Section 13.3 Buyer will pay to Producer the PLOH of the applicable Plant that was allocated to that Product based on the Annual Budget for the year in which Buyer’s demand for the Product ceases for all months in such year (or portions thereof) that occur after such termination of the relevant arrangement (the “PLOH Absorption Amount”). Buyer will have no liability for not purchasing the relevant Product after the arrangement has been so terminated except for paying, in addition to any other termination fees that may be applicable, the PLOH Absorption Amount; provided, however, that if Buyer and Producer agree that Buyer will purchase one or more other Products that are Manufactured at the same Plant during that same year that either were not included in the Annual Budget for that Plant or will now be purchased in a greater volume than originally forecast, then the PLOH from that Plant that allocated to such additional Products will reduce the PLOH Absorption Amount dollar for dollar of charged Absorption. The PLOH Absorption Amount will be estimated and communicated to Buyer by Producer on a monthly basis and will be invoiced or credited quarterly in arrears. Notwithstanding the foregoing, this Section 3.4 shall not permit either Party to terminate any of the arrangements with respect to Products on the Strategic List (as described in Section 2.3).

4.	Pricing and Payments.

4.1

“Annual Budget” means the annual budget for each Plant that is mutually agreed upon by the parties for each Fiscal Year that sets forth (1) the agreed upon estimated volume for each Product produced at that Plant that Buyer anticipates purchasing from Producer hereunder during that Fiscal Year, as well as the subsequent two (2) Fiscal Years, which volume is set forth by Product, and by month, (2) the budgeted total manufacturing expenses for that Plant for that Fiscal Year (i.e., the Plant labor and overhead, or “PLOH”) and (3) the initial Standard Cost for each Product to be produced at that Plant for that Fiscal Year (commonly referred to as the “Frozen Standards”). Frozen Standards will be determined each Fiscal Year for each Plant in accordance with the “Accounting Principles” set forth on Schedule 4.1.1 and the other budgetary principles set forth on Schedule 4.1.2. Producer will use the Annual Budget to allocate manufacturing capacity for the applicable Fiscal Year. The Annual Budget for each Plant for the Fiscal Year that ends in 2020 has been agreed upon by the Parties prior to Effective Date. Each subsequent Annual Budget will be agreed upon by the Parties who will use their commercially reasonable efforts to agree upon each subsequent Annual Budget by November 1 of the preceding year, and as the first step in this process, each Party in its capacity as Buyer will provide to the other Party in its capacity as Producer, by July 1, Buyer’s initial estimate of its demand for the upcoming Fiscal Year for each applicable Plant on a Product basis. Each Party will additionally provide a non-binding initial estimate of its Product needs for the two (2) subsequent Fiscal Years to assist Producer in long term demand planning for its manufacturing assets. “Fiscal Year” for a Plant means, for a Plant located outside of the United States, the twelve-month period of December 1 through November 30 and for a Plant located within the United States, the twelve-month period of January 1 through December 31. Beginning in the second Fiscal Year of the Term, Producer will have no obligation to agree to any volumes with respect to a particular Product or Plant for a particular Fiscal Year that are greater than 120% of the corresponding Annual Budget with respect to such particular Product or Plant for the Fiscal Year immediately preceding such particular Fiscal Year; provided, however, that in each case Producer will work with Buyer in good faith and use commercially reasonable efforts to accommodate Buyer’s needs subject to Producer’s production capacity constraints at the applicable Plant, it being understood by the Parties that repeated annual increases by Buyer, even if limited to a 20% (or less) increase over the estimated volume in the Annual Budget from the prior Fiscal Year, may result in such requested increase exceeding Producer’s production capacity (in the absence of additional capital expenditures), and, therefore, in such event, the Producer would be obligated to Manufacture only that portion of any such increase which is within such maximum production capacity.

4.2

The “Standard Cost” for each Product for the first month of a Fiscal Year is the Frozen Standards for that Product, and thereafter is the Current Standard Cost for that Product as determined each month beginning with the second month of a Fiscal Year pursuant to Section 4.4.1.

4.3

Producer will invoice Buyer at a price equal to the Cross Selling Price when Products are deemed delivered pursuant to Section 5.9 hereof. The “Cross Selling Price” for a Product is the then Current Standard Cost for the applicable Product plus any applicable mark-up(s) for that Product provided for herein, including the mark-ups provided for in Section 2.1, Section 2.2, Section 2.4, Section 2.5 and Section 4.7.

4.4	Following the end of each calendar month:

4.4.1

Producer’s estimated net cost of the RM&I used to produce each Product will be reviewed and updated, including for any costs relating to foreign currency fluctuations, and Producer will inform Buyer each month of the new Standard Cost for each Product based on any known changes to the Producer’s net cost of applicable RM&I. The updated Standard Cost is commonly referred to as the “Current Standard Cost”.

4.4.2	Producer will allocate the actual incurred RM&I cost variance versus the Frozen Standard for RM&I to Buyer in accordance with the provisions of Schedule 4.4.2.

4.4.3

For each Product for which Buyer’s actual purchases during the just completed month differed from the budgeted volume for that Product as reflected in the Annual Budget, there will be an Absorption charge (in the event that actual purchased volume is less than the applicable volume in the Annual Budget) or Absorption credit (in the event that actual purchased volume is greater than the applicable volume in the Annual Budget), calculated on a per Plant basis in each case in accordance with the provisions of Schedule 4.4.3. If Buyer’s purchases of a Product at a Plant during a Fiscal Quarter exceed one hundred and twenty percent (120%) of the budgeted volume for such Product as reflected in the Annual Budget, the amount of the Absorption credit attributable to Buyer’s purchases in excess of one hundred and twenty percent (120%) shall be split evenly between Buyer and Producer; provided that to the extent Buyer has not met the budgeted volume for the Plant in which such Product is Manufactured as reflected in the Annual Budget, Buyer’s Absorption credit shall go towards reducing the Absorption charge that would otherwise apply at such Plant.

4.4.4

Absorption charges or credits will be estimated and communicated to Buyer by Producer monthly on a per Plant basis. The amounts to be charged to or credited to Buyer pursuant to Section 4.4.2 and Section 4.4.3 will be invoiced or credited quarterly in arrears. On a country-by-country basis, these amounts will be calculated based on the operational entities that are incorporated in the relevant country and settled and paid in the applicable functional currency.

4.4.5

Notwithstanding anything to the contrary in this Agreement and subject to Section 13.4, to the extent Producer is unwilling or unable to supply Products for any reason for more than one month or as otherwise mutually agreed upon by the Parties in writing,

Buyer will not be responsible for or adversely affected through any resulting Absorption charge, reduced Absorption credit or “take or pay” obligations that would otherwise apply with respect to such Products under this Agreement.

4.4.6

Notwithstanding anything to the contrary in this Agreement, nothing in the Schedules regarding the timing of Product transfers will act or be deemed to modify or change the Fiscal Year 2020 Annual Budget of a Party or the calculation of Absorption based on the Annual Budget.

4.5	Management of E&O Reserves.

4.5.1

Producer will establish an E&O reserve as of May 31, 2020 in accordance with the Accounting Principles for the RM&I, finished and semi-finished Products in the Producer’s possession that are related to Buyer Unique Products or constitute Buyer-Specific RM&I (as updated pursuant to this Section 4.5.1, the “E&O Reserve”), and such initial reserve will not be charged to Buyer. Producer will thereafter update and provide to Buyer monthly updates of the E&O Reserve in accordance with the Accounting Principles. Each month, RM&I and Products which have been on the E&O Reserve for ninety (90) days or longer will be transferred to Buyer in accordance with Section 4.5 or, at Buyer’s option, disposed of by Producer in accordance with Section 4.5.4. Producer will transfer all inventory that is included in the applicable initial E&O Reserve (i.e., the E&O Reserve established as of May 31, 2020 in accordance with Everest’s historical practices) before further accruing any reserves for such inventory.

4.5.2

After the Effective Date, any newly Manufactured finished and semi-finished Products or RM&I that was procured by Producer pursuant to Section 3.1.2 to meet volumes for MTO Products and MTS Products in the Demand Forecast will be treated as E&O and transferred to Buyer after ninety (90) days if such finished and semi-finished Products or RM&I meet the description of a “No Move 3” in Section 10-8.1.2(d)(i)(a) of the Excess and Obsolete Inventory Policy in Schedule 4.1.1.

4.5.3

Products and RM&I to be transferred to Buyer pursuant to Section 4.5.2 may by mutual consent of the Parties remain with Producer for an additional ninety (90) days if Buyer believes in good faith that there is a reasonable likelihood that such materials may be used during such period.

4.5.4

When Products and RM&I (in each case, except Fully Reserved Materials) are transferred to Buyer pursuant to Section 4.5.2 or Section 4.5.3, Buyer has the option to either (i) take delivery at Producer’s dock or, (ii) if Producer is able to dispose of such E&O materials under a waste manifest in Buyer’s name, dispose of the materials. In either instance Producer will invoice Buyer for the materials and disposal costs if applicable. The price to be charged to Buyer will be the net inventory value (after giving effect to any applicable portion of the E&O Reserve and accrued disposal costs) or, for Intermediates and finished goods, at agreed commercial terms but in no event less than Producer’s net book value for the same.

4.5.5

For any RM&I, finished, or semi-finished Products in the Producer’s possession as of the Effective Date that both (i) are related to Buyer Unique Products or constitute Buyer-Specific RM&I that were fully reserved for Buyer by Producer as of the Effective Date and (b) meet the criteria as of the Effective Date for “no move 12” or “unsellable” as provided in Schedule 4.1.1 (collectively, “Fully Reserved Materials”), Buyer may elect, by providing written notice of the election to Producer within sixty (60) days of the Effective Date, one of the following two (2) options for each Fully Reserved Material:

(a)

Option 1: To the extent Producer is able to dispose of Fully Reserved Materials under a waste manifest in Buyer’s name, Buyer may elect for Producer to arrange for the disposal of the Fully Reserved Materials in accordance with Section 15, in which case Buyer’s name will be on such waste manifest, but the costs of the disposal will be billable by the applicable third party to Producer. The difference between (i) the actual costs of disposal minus (ii) the amount of the applicable E&O Reserve (if any) on Producer’s books for disposal costs will be charged (in the case in which the difference is a positive amount) or credited (in the case in which the difference is a negative amount) to Buyer. To the extent Producer is unable to dispose of Fully Reserved Materials under a waste manifest in Buyer’s name, Buyer will be deemed to have elected Option 2 for such Fully Reserved Materials, and Buyer will arrange for the pickup of such Fully Reserved Materials as set forth in Option 2.

(b)

Option 2: Buyer will pick up, or arrange for a third party to pick up, the Fully Reserved Materials, at Buyer’s expense no later than ninety (90) days after the Effective Date. Upon pick up of such Fully Reserved Materials, Buyer will be deemed to have purchased such Fully Reserved Materials on an “as is, where is basis” at Producer’s net book value of such Fully Reserved Materials (i.e., at a price of $0). Buyer may then reuse or rework such Fully Reserved Materials at any facilities of Buyer or any third party, at Buyer’s discretion and at its own risk. To the extent Producer had established any E&O Reserve on its books for disposal costs of such Fully Reserved Materials, the benefit of the release such E&O Reserve will accrue solely to the benefit of Producer.

In the event that Buyer does not provide Producer with a written election with respect to one or more Fully Reserved Materials within sixty (60) days of the Effective Date, Buyer will be deemed to have elected Option 1 for the Fully Reserved Materials for which no written election was delivered within such sixty (60) day period, and

Producer will proceed with disposal of such Fully Reserved Materials as set forth in Option 1. For Plants operating using the NSAP software platform, as further described in Schedule 4.4.3, to facilitate Buyer making a decision, Producer will, no later than fifteen (15) days after the Effective Date, provide to Buyer a written list of Fully Reserved Materials at each such Plant as of the end of the month that immediately precedes the Effective Date. In addition, if Buyer selects Option 2 but fails to pick up (or have picked up) some or all of the Fully Reserved Materials within 48 hours of the period of time set forth in Section 4.5.5(b), Producer may proceed with disposal of such Fully Reserved Materials as set forth in Option 1.

4.6	Off-Spec Inventory.

4.6.1

The Standard Cost for each Product will reflect the inclusion of a charge, determined in accordance with past practices of Producer and Buyer (which charge may vary by Plant), to account for materials losses from off-spec inventory, and, therefore, such materials losses will be reflected in the Standard Cost for such Product at such Plant and except as provided in this Section 4.6.1 and Section 4.6.2, will not be separately charged to Buyer; provided, that all materials losses from off-spec inventory that are incurred with respect to a Product Manufactured specifically per the prescription, instruction or request of Buyer which deviates from the normal specifications or process, or a new Product introduced through the Innovation process, will be charged back to Buyer. The Parties will work in good faith, consistent with past practices, to use off-spec inventory to the extent practicable.

4.6.2

Attached as Schedule 4.6 is a list of Products the Parties agree constitute Products that are difficult to manufacture and for which there have been historic materials losses at the levels set forth on Schedule 4.6 (“Hot List Products”). These Hot List Products may require Buyer to obtain waivers from end users for minor Specification variances or require Producer rework the Product at Producer’s cost including blending or filtering and other efforts that are customarily used to avoid rejection of the Product, and the Parties agree to continue working cooperatively in regard to these Products. All materials losses costs incurred by Producer for Hot List Products up to the historic loss levels set forth on Schedule 4.6 will be deemed to be Buyer’s responsibility and will be invoiced to Buyer on a calendar quarterly basis. Materials losses incurred for the Manufacture of a Hot List Product in excess of the applicable historic loss level for such Hot List Product will remain Producer’s responsibility and will not be invoiced to Buyer.

4.6.3	Except as otherwise provided in Sections 4.6.1, 4.6.2 or elsewhere in this Agreement, all materials losses (e.g., from materials usage variances or cycle count adjustments) will be borne by Producer.

4.7

With respect to all Products supplied for use in the countries listed on Schedule 4.7 (the “Small Business Countries”), the Parties agree to abide by the provisions of, and perform their obligations under, the Small Business Country Agreement that is set forth on Schedule 4.7.

4.8

All costs and fees (other than for Products, which are governed by Section 4.3) related to Manufacturing and ancillary Services under this Agreement will be invoiced monthly in arrears unless stated otherwise herein.

4.9

All invoices are due within thirty (30) days of issuance. The Party receiving an invoice will timely pay the uncontested portion of any invoice and shall only contest an invoice in good faith. To contest an invoice, a written explanation for nonpayment must be submitted within fifteen (15) calendar days of invoice issuance. Interest at the rate of six percent (6%) per annum (or, if lower, the maximum interest rate allowed by Applicable Law) will apply to the unpaid, uncontested portion of any invoice not paid within thirty (30) days of the due date. For any amount that is contested and is ultimately found to be payable to the other Party, interest at the rate of six percent (6%) per annum (or, if lower, the maximum interest rate allowed by Applicable Law) will apply to such amount from the date it was originally due until the date paid.

4.10	Neither Party will have a right of offset except as expressly set forth in this Agreement or in any Schedule hereto.

4.11

Neither Party will assign, in whole or in part, rights to directly receive any receivables due from the other (with or without notification) as a financing means or otherwise without prior written consent of the other Party. Notwithstanding the foregoing, a Party may make a general pledge of receivables as part of a senior credit facility without obtaining the consent of the other Party, as long as such other Party is not responsible for any incremental administrative costs to the extent due to such pledge of receivables.

4.12

Each Party in the capacity of a Buyer shall pay and be responsible for, and shall indemnify and hold Producer harmless from and against, any and all sales, use, transfer, or similar taxes (including any interest, penalties or additions thereto) arising out of or in connection with the provision of Services by Producer to Buyer under this Agreement and payable to a Governmental Authority. The Parties acknowledge and agree that the Cross Selling Price does not include any sales, use, transfer or similar taxes, and Producer shall be entitled, if required under Applicable Law, to add any legally required taxes to such Cross Selling Price, including applicable transactional taxes such as, for example, the three percent (3.0%) transactional tax on manufacturing activities imposed in Argentina. The parties acknowledge and agree that the taxes for which Buyer will be responsible do not include any income taxes or similar taxes payable by Producer, with respect to payments made by Buyer to Producer under this Agreement.

5.	Manufacturing.

5.1

The Manufacturing of Products includes Producer’s receipt of Purchase Orders, procurement of Raw Materials, procurement or production of Intermediates, production of the Product, QC Procedures, packaging and labeling, notification to Buyer’s shipper and making the Product available to Buyer’s shipper at Producer’s dock (“Manufacturing Services”). Everest and Newco will each be both a Producer and Buyer with regard to the Manufacturing Services.

5.2

Buyer shall, from time to time, during the term of this Agreement, issue to Producer Product orders in a form as may be mutually agreed (each, a “Purchase Order”) designating the Product that Buyer desires Producer to Manufacture. All Purchase Orders must be in writing or submitted through an agreed electronic system (such as EDI). Buyer may cancel a Purchase Order only after receipt of written consent from Producer. The Purchase Order for each Product shall include the name of the Product, any agreed electronic cataloging number of the Product, the quantity of Product required and the requested shipping date that is consistent with the Lead Time of such Product.

5.3	All Purchase Orders are for either MTS Products or MTO Products. An MOQ shall apply to MTO Products with four (4) or less planned production batches per year in accordance with Schedule 5.3.

5.4

The Lead Time for MTS Products (i) will be fourteen (14) calendar days unless otherwise mutually agreed upon in writing by Buyer and Producer and (ii) for all other Products will be as specified in the applicable Product List and in accordance with Schedule 5.3. Producer will use commercially reasonable efforts to accommodate shorter Lead Times upon request by Buyer.

5.5

Producer shall Manufacture the Products in accordance with the Product Manufacturing procedures, methods, instructions, RM&I specifications, QC Procedures, regulatory certifications and related registrations in place as of the Effective Date of this Agreement (“Product Manufacturing Procedures”), including but not limited to skip lot testing, cleanout procedures, and the processes, certifications and registrations described on Schedule 5.5.

5.6	The Parties agree that Innovation shall be governed by the following provisions:

5.6.1

If Buyer desires to modify any Product on a Product List (other than the Reseller List) or innovate any new product, in each case, in a manner requiring a new Manufacturer’s Identification Number (“MIN”) be setup in Producer’s SAP system for such Product (an “Innovation” and the process of developing such Innovation, to “Innovate”), then except as otherwise provided in Section 5.6, Producer will use commercially reasonable efforts to accommodate such request, and such Innovation will be a new product outside the scope of this Agreement. In the event of any Innovation, Producer shall, except as provided in Section 5.6.5 continue to supply the non-Innovated version of the Product unless otherwise mutually agreed in writing. For clarity, any change to a Product that does not require a new MIN is not an Innovation and such Product shall continue to be deemed the same Product, notwithstanding that it is no longer unique. For clarity, Innovations of Products (a) on the Reseller List shall not be subject to the terms of Sections 5.6.1–5.6.4, and shall instead be governed by Section 5.6.5 and (b) Manufactured at the Clearing Work Pilot Plant or Fresno Pilot Plant shall not be subject to the terms of this Section 5.6, and shall instead be governed by Schedule 2.5.1.

5.6.2

Any of the Products on the Strategic List may be Innovated in accordance with the provisions of this Section 5.6.2 and Section 5.6.4. If Buyer desires to Innovate a Product on the Strategic List, Producer will use commercially reasonable efforts to Manufacture and supply such Innovation (as well as any Derivative Special Supply Innovation for a Product on the Strategic List) to Buyer pursuant to this Agreement on the same terms as other Products on the Strategic List, except that the Cross Selling Price will be the Current Standard Cost of that Product (as Innovated).

5.6.3

The Products listed on the Special Supply List that have a “Yes” for “Major Innovation Allowed” on Schedule 2.5 may be Innovated in accordance with the provisions of this Section 5.6.3 and Section 5.6.4. If Buyer desires to Innovate such a Product on the Special Supply List (such an Innovation, a “Permitted Supply List Innovation”), or in the case of a Derivative Special Supply Innovation (as defined below), Producer will use commercially reasonable efforts to Manufacture and supply such Permitted Supply List Innovation or Derivative Special Supply Innovation to Buyer pursuant to this Agreement on the same terms as the non-Innovated version of such Product, except that, with respect to Permitted Supply List Innovations, the Cross Selling Price shall be the Current Standard Cost of that Product (as Innovated) plus a five percent (5%) markup plus any applicable markup that is provided under any other applicable provision of this Agreement; provided, however, that no such markup will apply to a Permitted Supply List Innovation that is Manufactured at Ellwood City Furnace Rooms or Odessa TAZO Tea; provided, further, that the markup that would otherwise apply to Products on the Special Supply List beginning on the third anniversary of the Trigger Date in accordance with Schedule 2.5 shall not apply to any Permitted Supply List Innovations. Except for Special Supply Innovations that are Manufactured at Ellwood City Furnace Rooms or Odessa TAZO Tea, there will be no Absorption charges or credits associated with a Permitted Supply List Innovation during the Fiscal Year in which such Permitted Supply List Innovation is implemented, but such Permitted Supply List Innovation shall be included in the Annual Budget for the following Fiscal Year and then the applicable Party will receive any Absorption credit or charge applicable to such Permitted Supply List Innovation in accordance with Section 4.4.

5.6.4

Notwithstanding the foregoing, any Innovation to a Product on the Strategic List or Special Supply List that consists only of a modification to the ratio of the materials of such Product but does not otherwise add to the bill of materials of such Product and does not require any new capital investment to support the Manufacture of such Product is considered a “Derivative Special Supply Innovation”. The Cross Selling Price for a Derivative Special Supply Innovation will be the Current Standard Cost of the Product as Innovated plus any markup that would apply to the non-Innovated Product pursuant to any other applicable provision of this Agreement (specifically excluding the five percent (5%) markup that applies to Permitted Supply List Innovations as provided in Section 5.6.3). Absorption charges or credits will apply to Derivative Special Supply Innovations, including during the Fiscal Year in which such Derivative Special Supply Innovation is implemented.

5.6.5

For purposes of this Section 5.6.5, Everest is the Producer and Newco is the Buyer with respect to Products on Schedules 2.4.1, 2.4.2 and 2.4.3, and Newco is the Producer and Everest is the Buyer with respect to the Products on Schedule 2.4.4. If, in its discretion, Producer desires to modify the Specifications of a Product on the applicable subschedule to the Reseller List, Producer may, at its sole option, offer such Innovated product to Buyer as a new Product to be added to the applicable subschedule to Section 2.4 and supplied subject to the terms and conditions of this Agreement. Upon mutual written agreement by the Parties regarding Cross Selling Prices, Specifications and terms and conditions applicable to the supply of such Innovated Product, such Product will be deemed a Product on the Reseller List and become subject to the terms and conditions of this Agreement. With respect to any Product on the Reseller List, Producer shall be permitted to supersede such Product with an Innovated Product that results from the modification of the Specifications of such Product as described in this Section 5.6.5 and to cease Manufacturing and supplying such Product, provided that either of the following is true: (i) both the quality and applied functionality of such Innovated Product equal or exceed the relevant Product on the Reseller List, or (ii) Everest and Newco enter into a written agreement according to which Producer grants to Buyer the rights sufficient to allow Buyer to Manufacture such Product. Notwithstanding the foregoing, Producer shall not be permitted to supersede such Product if Buyer is unable to obtain, using commercially reasonable efforts, regulatory approval for such Product, in which case, Buyer may continue to resell the applicable Reseller List Product without such modification.

5.6.6

As between the Parties (and their respective Affiliates), Buyer shall solely own all right, title and interest to any Innovations developed, created or made in accordance with this Agreement, and all Intellectual Property in such Innovations, subject to Producer’s ownership and other rights (if any) of Intellectual Property in the underlying Product and for greater certainty, Buyer’s rights to any such Innovations as provided in this Section 5.6.6 shall not include any rights to any Intellectual Property in the underlying Product.

5.6.7	In addition to the terms set forth in this Section 5.6, the provisions of Schedule 5.6 shall apply to Innovations (other than Innovations to Products on the Reseller List).

5.7

Subject to Section 5.6, where indicated on the Transfer List, certain Products on the Transfer List are subject to “Management of Change” procedures described on Schedule 5.7 regarding changes in the source of RM&I or adjustment to Product Manufacturing Procedures, even when such changes or adjustments do not result in the failure of a Product to meet applicable Specifications.

5.8

Producer warrants that each Product shall meet the applicable Final Batch Specifications at the time of delivery to Buyer’s designated carrier, where “Final Batch Specifications” means the specific parameters assigned to a Product within the global master data of the Producer’s ERP system (e.g., NSAP), which are evaluated before a Product is packaged for sale.

5.9

Except as otherwise set forth in Section 11 or on Schedule 2.1, Schedule 2.2, Schedule 2.3, Schedule 2.4, or Schedule 2.5, Buyer will acquire good and valid title to the Products, free and clear of any liens or encumbrances, when the Products are made available for pickup by Buyer by or Buyer’s designated carrier at Producer dock, at which time the Products will be deemed delivered. Risk of loss will transfer to Buyer upon Buyer or Buyer’s carrier being advised the Products are available for pick up.

5.10

No Party in its capacity as Buyer shall have the right to return any Product other than with respect to Product that the Parties mutually agree to return for rework due to failure to meet the requirements of the warranty in Section 5.8. If Producer is unable to rework a Product to meet the Specifications or to arrive at an accommodation based on past practices between Producer and Buyer, Producer will replace the Product or provide a credit for the purchase price.

5.11

Notwithstanding the foregoing, during the six (6) month period following the Trigger Date, with respect to those Products that are shipped in bulk to end customer sites and which Buyer or Buyer’s carrier is unable to deliver in full, Buyer shall be permitted to return the undelivered portion of such Product shipment for restocking to Producer’s Plant where such Products were Manufactured, in which case Producer shall issue a credit note to Buyer to reflect all Products returned to Producer, less a 10% restocking fee.

5.12

Buyer may order a sample of any in-stock Product from Producer (a “Product Sample”). The price per Product Sample is fifty dollars ($50) for a sample volume of up to one liter. For a Product Sample in excess of one liter, the cost is $50 per liter, with each partial liter rounded up to the nearest whole liter. The Product Sample cost does not include applicable freight and export cost, which will be borne by Buyer. Producer will arrange the shipment in alignment with its current sample shipping procedures. Producer is the exporter of record for a Product Sample. An order for a Product Sample shall not exceed 19 liters of a single Product and any larger order shall instead be processed as a Purchase Order for the applicable Product. Producer is responsible for any export (including documents, compliance and logistics) of Product Samples, at Buyer’s cost. Title and risk of loss for Product Sample orders will transfer to Buyer in accordance with Producer’s standard terms for Product Samples.

5.13

Buyer may order Producer test kits related to certain Products Manufactured by a Producer (each, a “Product Test Kit”). The price payable for a Product Test Kit shall be (i) the then-applicable catalogue price of such Product Test Kit, or (ii) for each chemical item in the Product Test Kit not listed in Producer’s catalogue on the date on which Producer receives such order, the price will be fifty dollars ($50) for a sample chemical volume of up to one liter, and for a chemical sample volume in excess of one liter, the cost is $50 per liter with each partial liter rounded up to the nearest whole liter. The price for a Product Test Kit does not include applicable freight and export cost, which will be borne by Buyer. Producer will arrange the shipment in alignment with its current test kit shipping procedures. Producer is the exporter of record for a Product Test Kit. Producer is responsible for any export (including documents, compliance and logistics) of Product Test Kits, at Buyer’s cost. Title and risk of loss for Product Sample orders will transfer to Buyer in accordance with Producer’s standard terms for Test Kits.

5.14

Except as expressly set forth herein, neither Party shall obtain from the other Party, whether impliedly or otherwise, any rights to the Intellectual Property of the other Party by operation of this Agreement, except that each Party will grant, and does hereby grant, a limited license to its Intellectual Property solely to the extent necessary for each Party to satisfy its respective performance obligations or exercise its rights under this Agreement, which license with respect to any particular Intellectual Property will automatically terminate at the same time as all applicable arrangements that require the use of such Intellectual Property by the licensed Party under this Agreement terminates. Nothing in this Agreement, including the delivery of a Transfer Package, shall be deemed to otherwise affect the transfer or license of Intellectual Property rights conferred in any other agreement, including the Separation and Distribution Agreement and the IPMA.

6.	Transfer of Products.

6.1	Each Product on the Transfer List will be the subject of a Product Transfer Package. A detailed statement of the content of the Transfer Package is attached as Schedule 6.1.

6.2

Upon delivery of the Transfer Package, which Producer shall deliver to Buyer not less than ninety (90) days prior to the Transfer Measurement Date, Buyer will have until the applicable Transfer Date specified in Schedule 2.1 to begin Manufacture. Prior to the date Buyer is to begin Manufacturing the transferred Product, Buyer will be allowed to observe and monitor up to three (3) batches being prepared, Manufactured, and tested at the Producer’s site. Buyer must prearrange such visits with the Producer. Within ninety (90) days after the Transfer Measurement Date, Producer will transfer the remaining Restricted Inventory and RM&I exclusive to such transferred Product and invoice Buyer for such materials and their packaging at cost. During the ninety (90) day period preceding the Transfer Measurement Date, Producer will provide Buyer with reasonable technical assistance at no cost to Buyer other than for agreed travel and incidental expenses incurred and documented according to Producer’s travel policy. Upon expiration of the included support period, Buyer may request additional technical assistance from Producer, which Producer and Buyer agree will be provided for a fee of $1500.00 per day (inclusive of per diem and incidental costs) and reasonable and pre-approved travel expenses incurred and documented according to Producer’s travel policy.

6.3

After the relevant Transfer Measurement Date, solely with respect to Products for which the scheduled delivery date is within twelve (12) months of the Transfer Measurement Date, Buyer may submit Purchase Orders to Producer for any Product on the Transfer List with respect to which Buyer has been unable to fully transition production of such Product. Producer shall undertake commercially reasonable efforts to supply Buyer such Products subject to its then current production capacity; provided, however, in no event shall Producer be obligated to Manufacture or supply any Product on the Transfer List after the twelve (12) month anniversary of the Transfer Measurement Date; further provided that in no event shall Producer be obligated to Manufacture or supply any Product on the Transfer List which would require the use of any Restricted Inventory or RM&I that Producer previously transferred to Buyer pursuant to the requirements of Section 6.2; and further provided that if Producer does not deliver the Transfer Package ninety days (90) or more prior to the Transfer Measurement Date, fails to meet an agreed upon transition schedule for the relevant Product, or otherwise impedes the ability of Buyer to effect the transfer or in-source of a Product on the Transfer List, then the date on which Producer would be entitled under this Agreement to discontinue the Manufacture or supply of such Product will be extended by one day for each day Producer has delayed or failed to meet such obligation. After Producer has discontinued supply of any Product so transferred following one year after the Transfer Measurement Date, Buyer may request that Producer resume the Manufacture of the transferred Product and that Producer sell such Product to Buyer and if Producer agrees to do so, the Parties hereto acknowledge and agree that the terms of this Agreement will not govern such subsequent Manufacture or sale of such Product and will be subject to a separate agreement between the Parties.

7.	Furnishing of Raw Materials and Intermediates.

7.1

Newco and Everest, each in their role as a Producer, will maintain at their Plants quantities of RM&I required to Manufacture MTS Products and, according to and, in reliance on the Demand Forecast as provided in Section 4.5, MTO Products.

7.2

Producer will use reasonable efforts to obtain RM&I for use in Products ordered by Buyer at reasonable market prices. Producer shall retain title to and possession of, and shall be wholly responsible for the loss of, damage to, spoilage or contamination of, such RM&I until such RM&I is consumed in the Manufacture of a Product or until Buyer is required to purchase or pay for RM&I pursuant to Section 3.1.2 or Section 4.5.

7.3

Where Everest and Newco combine volume in shared or pass through cost arrangements including the indirect purchases and RM&I, or where a Party is directed to purchase Target List RM&I as set forth on Schedule 7.7, each Party will share proportionally in any rebate or incentive provided by the relevant RM&I vendor. Each Party agrees to disclose to the other Party, to the extent permitted by Applicable Law and without violating any confidentiality obligations with a third party vendor, information related to such rebates and incentives and to permit the other Party to audit relevant records that support such rebates and incentives. The Parties agree to meet and confer to true-up such rebates and incentives within thirty (30) days of the end of each Fiscal Quarter during the term of this Agreement (the “Quarterly Rebate Meeting”), which true-up shall be considered part of the purchase price variance process set forth in Schedule 4.4.2. At the Quarterly Rebate Meeting the procurement managers for each Party will discuss anticipated changes in demand, market trends, upcoming shared vendor negotiations and other relevant planning topics.

7.4

Producer shall maintain testing and quality control procedures (at least equal to the testing and quality control procedures maintained by Producer during the twelve (12) months prior to the Effective Date) with respect to the quality of RM&I procured by Producer.

7.5

During the Term, Everest will, at the request of Newco, supply to Newco the requested quantities of the following Raw Materials but only up to the quantities consistent with the demand (as reflected in the Demand Forecast) for the underlying Products and then only to the extent Everest has the inventory or other capacity to do so: (i) Caustic (R155), (ii) Acrylic Acid (R2502), (iii) Low Odor Parafin Solvent (R4277), and (iv) DADMAC (PR4273) the (“Garyville Site RM&I”). Newco shall pay Everest for Garyville Site RM&I in an amount equal to Everest’s actual cost (with no markup) of such Garyville Site RM&I; provided that, to the extent Everest does not have the inventory or capacity to supply Newco the requested quantities of Garyville Site RM&I up to quantities consistent with the demand (as reflected in the Demand Forecast) for the underlying Products, such situation shall be treated as a Resource Constraint in accordance with Section 3.2. If Everest is unable or unwilling to provide the Garyville Site RM&I, Newco shall be permitted to purchase Garyville Site RM&I from a third party (including through Everest as the purchasing party), which purchases, up to the quantity that when added to purchases by Newco from Everest of Garyville Site RM&I would not exceed the demand (as reflected in the Demand Forecast) for the underlying Products (the “Maximum Price Protected Quantity”), shall be handled in accordance with the procedure for Newco’s ability to source RM&I pursuant to Schedule 2.3.1.

7.6

Subject to Section 7.5, from the Effective Date until December 31, 2020, each Party will, at the request of the other Party, sell to the requesting Party third-party sourced RM&I used in the Products (to the extent the Party to whom the request is made has a sufficient quantity to sell) at the selling Party’s cost of the same with no markup. Subject to Section 7.5, after December 31, 2020, a Party will have no obligation under this Agreement to sell any third-party sourced RM&I to the other Party but, if a Party makes a request to purchase third-party sourced RM&I after such date, the Parties will negotiate in good faith the arms’ length terms on which the other Party would agree to sell RM&I to the requesting Party at market rates. The Parties will cooperate, in accordance with all Applicable Law, to achieve low cost supply for certain RM&I that may be identified from time to time (which may include RM&I on the Target List) pursuant to an agreement to be negotiated in good faith by the Parties; provided that any such agreement shall obligate the Parties to share proportionally in any rebate or incentive provided by the relevant RM&I vendor in accordance with Section 7.3. This Section 7.6 shall not apply to RM&I associated with the Products on the Strategic List.

7.7

From time to time, Buyer may request that Producer consult with Buyer when arranging for the supply of any Buyer-Specific RM&I. The initial list of such Buyer-Specific RM&I is attached hereto as Schedule 7.7 (the “Target List”). Buyer may update the Target List from time to time. Following such request and so long as Buyer wishes to be consulted with respect to that Buyer-Specific RM&I, Producer will consult with Buyer whenever Producer arranges for the purchase of that Buyer-Specific RM&I. Without limiting the generality of the foregoing, if Buyer wishes to have Producer use a specific vendor to supply Buyer-Specific RM&I and such vendor agrees to sell that Buyer-Specific RM&I to Producer on the same terms on which that vendor is selling that same Buyer-Specific RM&I to Buyer, Producer will thereafter purchase that Buyer-Specific RM&I from the designated vendor until such time as either (i) Buyer may agree that Producer may purchase that Buyer-Specific RM&I from a different vendor or (ii) that vendor no longer agrees to sell that Buyer-Specific RM&I to Producer on the same terms at which the vendor is selling the same to Buyer. In the event that a Producer is using a vendor that is designated by Buyer to purchase Buyer-Specific RM&I, Producer will not have any liability to Buyer for any failure of Producer to fulfill its obligations under this Agreement to the extent such failure is attributable to the use of the designated vendor (e.g., a failure of the designated vendor to timely supply the applicable Buyer-Specific RM&I to Producer). For purposes of clarification, the foregoing will no longer apply to any RM&I that a Producer starts to purchase for its own use (i.e., it is no longer a Buyer-Specific RM&I).

8.	Packaging and Labels.

8.1

The Parties acknowledge that each Product is subject to regulatory requirements regarding labeling and packaging instructions (the “Packaging and Labeling Procedures”), including but not limited to those set forth in related Purchase Orders. Producer shall provide required packing materials in the Purchase Order for packaging and will package and label the Product according to the Packaging and Labeling Procedures. Buyer shall not obscure, alter or modify in any way any text for labels designated by Producer for use with Products.

8.2

All Products Manufactured, packaged and/or shipped pursuant to this Agreement shall bear the Trademarks, be rebranded, labeled, and have a bill of lading and certificate of authenticity consistent with the provisions of Schedule 8.2 and Producer and Buyer will have responsibilities for the same as provided on Schedule 8.2. Buyer and Producer agree that the provisions of Article 14 of this Agreement shall govern in the event of any third-party Claim arising in connection with the matters covered by this Section 8.2.

8.3

Other than claims arising pursuant to Section 8.2 hereof and subject to the provisions of Article 14 of this Agreement, Producer will be responsible for any violation of Applicable Laws or other Damages to which Buyer may be subject as a result of Producer’s failure to comply with Packaging and Labeling Procedures; provided, however, that Buyer retains responsibility for the compliance with Applicable Laws of the text of labelling provided to Producer by Buyer.

8.4	Porta-feed and Leased Totes.

8.4.1

Everest and Newco previously conducted a physical inventory count of North America based assets, which was conducted more than thirty (30) days prior to the Effective Date and which was managed by Everest’s Porta-Feed team, of all serialized containers that were in Newco’s and Everest’s possession or control as of the date of the count. For clarity, such count was of the serialized containers included in the fleet of the Everest owned Porta- Feeds containers as well as the pool of leased totes managed by Everest Corporate Porta-Feed Team in Naperville. Such count, as adjusted and agreed by Parties and based on previously conducted counts of similar nature and the ensuing retrieval of units deemed missing, will serve as the baseline for determining: (i) the number of Porta-Feeds still being used at Newco accounts as of the Effective Date (e.g., Porta-Feeds used to support Newco Customers in Alaska or Canada) which are to be returned to Everest when the weather permits or when the applicable customer has been converted to a leased tote container but in no event later than December 31, 2020, (ii), the true-up amount for the reserve for a Porta-Feed asset’s write-off to be booked in Everest’s last closing balance sheet prior to the Effective Date (i.e., May 31st balance sheet for a June 3rd effective date), (iii) the true-up amount of the reserve to cover buy out value of net missing leased tote units for replacement value for the estimated number of lost leased totes managed by Everest Naperville Corporate Porta-Feeds team to be booked in Newco’s last closing balance sheet prior to the Effective Date (i.e., May 31st balance sheet assuming a June 3rd effective date), (iv) the portfolio of previously Everest-owned leased totes in Newco possession to be transferred to Newco as of the Effective Date. Any reserve on the books of Everest as of the Effective Date related to lost or missing Porta-Feed units will remain with Everest. Any reserve on the books of Newco as of the Effective Date for loss of missing leased totes will remain with Newco. In the event that Everest recovers or frees up any leased tote container unit belonging to Newco after the Effective Date Everest will notify Newco of such recovered or freed up leased tote container unit and then Everest will return such unit to Newco.

8.4.2

After the Effective Date, based on the adjusted physical count as described in Section 8.4.1, Newco will return to Everest the quantity of transporter Porta-Feed units of like type (Junior or Senior, lined or unlined) utilized at Newco’s customers’ sites prior to December 31, 2020 (excluding the units provided for ongoing Product packaging and transport as described below). In the event that Newco has not returned the Porta-feed units described in clause (i) of Section 8.4.1 by December 31, 2020, then Newco will pay, by February 28, 2021, a replacement fee calculated according to the methodology set forth on Schedule 8.4.1 for each such unit not returned. In the event that Newco recovers or frees up any Porta-Feed unit after the Effective Date Newco will notify Everest of such recovered or freed up Porta-Feed unit and then Newco will return such unit to Everest.

8.4.3

Everest and Newco previously conducted a physical inventory count all PAA red base totes, which was conducted more than thirty (30) days prior to the Effective Date. Prior to the Effective Date, Everest will have transferred all of its PAA red base totes to Newco at book value and made available to Newco at no charge to Newco, the molds and drawings required by the applicable tote producer to produce such totes. Newco will be responsible for the cleaning, repair and tracking process of PAA red base totes. Newco and Everest will work in good faith to develop and follow an agreed upon tracking procedure to ensure all PAA red base totes provided to Everest for filling with Product are accounted for and returned to Newco, unless needed at Everest’s PAA manufacturing Plant to load Product for Newco. Everest will only utilize Newco PAA red base totes for storage of Newco Product. PAA red base totes provided by Newco at Everest’s request that are not filled with PAA within sixty (60) days after receipt by Everest will incur a daily penalty as set forth on Schedule 8.5 until utilized to fill orders for PAA for Newco or picked up by Newco. In the event that Everest recovers or frees up any PAA red base tote after the Effective Date (other than a PAA red base tote delivered by Newco after the Effective Date), Everest will return such unit to Newco.

8.5

Upon receipt of a Purchase Order from Everest for Product which will be packaged or transported in Porta-feed units, Newco will request Everest deliver to the producing Plant a sufficient number of Porta-feed units prior to the scheduled date of Product Manufacture. If a sufficient number of Porta-feed units are not timely provided by Everest, Newco will be permitted to delay Manufacture of the Product until a sufficient number of Porta-feed units are delivered. Porta-feed units in excess of those required by Newco for current Purchase Orders will at Everest’s option be picked up by Everest or stored by Newco to be utilized for Everest’s next Product order (and will not be subject to the penalty below while in storage). Newco will only utilize Everest Porta-feed units for storage of Everest Product. In the event that Newco fails to utilize delivered Porta-feed units for the transportation or storage of Everest Product and fails to notify Everest that the Porta-feed unit is available for pick up by Everest, then beginning sixty (60) days after receipt of the Porta-feed, Newco will be charged a daily penalty as set forth on Schedule 8.5 until such Porta-feed is either utilized to contain Everest Products or Newco informs Everest that such Porta-feed is available for pick up by Everest. In the event that Everest provides evidence that a Porta-feed delivered to Newco after the Effective Date was lost while in the control of Newco, Newco will pay Everest a replacement fee calculated according to the methodology set forth on Schedule 8.4.1 for such a lost Porta-feed unit. All of the provisions of this Section 8.5 shall also apply with respect to Purchase Orders from a Buyer to Producer for Product which will be packaged or transported in a lease tote, mutatis mutandis, and for greater certainty, Buyer is responsible for providing a leased tote from its own fleet to Producer for such a Purchase Order.

8.6

Upon receipt of a Purchase Order from Newco for Product which will be transported in PAA red base totes, Everest will request Newco deliver to the producing Plant a sufficient number of PAA red base totes prior to the scheduled date of Product Manufacture. If a sufficient number of PAA red base totes are not timely provided by Newco, Everest will be permitted to delay Manufacture of the Product until a sufficient number of PAA red base totes are delivered. PAA red base totes in excess or those required by Everest for current Purchase Orders will at Newco’s option be picked up by Newco or stored by Everest to be utilized for Newco’s next Product order. If Everest notifies Newco that Everest has identified PAA red base totes that Everest believes are not suitable for safely transporting Products, then Newco will, at its own cost, pick up and take possession of such PAA red base totes. In the event that Everest fails to utilize delivered PAA red base tote units for the transportation or storage of Newco Product and fails to notify Newco that the PAA red base tote unit is available for pick up by Newco, then beginning the second calendar month after receipt of the PAA red base tote, Everest will be charged a daily penalty as set forth on Schedule 8.5 until such PAA red base tote is either utilized to contain Newco Products or Everest informs Newco that such PAA red base tote is available for pick up by Newco. In the event that Newco provides evidence that a PAA red base tote delivered to Everest after the Effective Date was lost while in the control of Everest, Everest will pay Newco a replacement fee calculated according to the methodology set forth on Schedule 8.4.1 for such a lost PAA red base tote.

8.7

All other non-bulk Products will be delivered in one-way Schutz-type totes drums or other packaging provided by Producer and invoiced to Buyer. All bulk Product tanks and containers will be provided by Buyer or its designated carriers.

8.8	For Preen Porta-feeds and Thyssen containers at the Fawley Plant, Newco will manage maintenance and repair in accordance with Schedule 8.8.

8.9

Provisions of this Article 8 will cease to apply after the date on which the last of the arrangements under this Agreement for Products that are transported in the container types described in this Article 8 expire or terminate, as applicable (e.g., provisions relating to Porta-Feeds will expire when all arrangements for Products transported using Porta-Feeds have expired or terminated); provided that applicable provisions will continue to apply until all of the applicable containers have been returned to the applicable Party or paid for as provided in this Article 8.

9.	Records, Reports and Audit.

9.1

Each Party shall maintain true and correct records in connection with all Services performed hereunder and all transactions related thereto and shall retain all such records for at least twenty-four (24) months from the date of performance of such Services. Such books and records shall include on a monthly basis: (i) volumes of Raw Materials used in such month in the Manufacture of Products, (ii) volumes of Intermediates used in such month in the Manufacture of Products, (iii) Raw Material and Intermediate costs, and (iv) volumes of Products Manufactured, packaged and shipped in such month.

9.2

A Party may, upon 30 days’ written notice to the other Party, designate a third-party auditor to conduct an on-site audit of all books, records, data, systems and accounts relating to Services or any other obligations pursuant to this Agreement during regular business hours and with minimal disruption to operations, to verify compliance with the other Parties obligations under this Agreement, including but not limited to its invoicing procedures, and to confirm and verify the accuracy of amounts charged including costs of Raw Materials. Any third-party auditor performing the audit shall be required to execute a standard confidentiality agreement before access is granted to third-party auditor. If it is determined that a Party overcharged the other Party by five percent (5%) or more for the period audited, then the cost of such audit shall be reimbursed by the other Party and all necessary corrections shall be promptly made but, in any event, shall be made within thirty (30) days following completion of such audit. If it is determined that a Party did not overcharge the other Party or overcharged the other Party by less than five percent (5%) for the period audited, then the cost of such audit shall be borne entirely by the Party requesting the audit. No third-party auditor is to be compensated on a commission or percentage basis. A Party shall not exercise its audit rights provided for in this Section 9.2 more than once annually per audit subject and any such audit will not cover a period that begins more than thirty-six (36) months prior to the date on which the audit request is made.

9.3

The Parties agree that Quality Management System audits conducted by Buyer at Producer’s location are not anticipated, and any request to conduct such an audit would be intended to investigate root cause failure of quality incidents and such audit request must be approved by the Steering Committee. Upon a request by a customer of Buyer to conduct an audit of the Quality Management System at Producer’s location, Buyer shall provide Producer with written notice at least five (5) Business Days in advance of such audit, and Producer shall cooperate with Buyer to allow such customer to conduct or have conducted such audit.

10.	Testing, Inspection and Off-Specification Product.

10.1

Producer will perform in its laboratory those quality tests of Product in accordance with the test procedures customarily performed during the Manufacturing, packaging, and shipping processes or as included in the Transfer Package as of the Effective Date (the “QC Procedures”) to ensure that Product meets the Final Batch Specifications. Producer will furnish Buyer with the results of such tests for each production batch Manufactured hereunder in the form of a Certificate of Analysis with each shipment or through electronic access to quality control results and will maintain all necessary production records for each batch for at least twelve (12) months after the date of Manufacture. Producer agrees to retain a sample of each batch and the test data relating thereto for such twelve (12) month period. In the event of a claim by Buyer that the batch does not meet Final Batch Specifications, Producer agrees to grant Buyer access to the relevant test data and sample, with respect to such batch in accordance with the procedures agreed to by the parties.

10.2

If Producer determines that any Manufactured Product does not meet the Final Batch Specifications prior to scheduled delivery to Buyer’s designated carrier, the reason(s) therefor will be established by such procedures as may be reasonably required. If the Manufactured Products fail to conform to Final Batch Specifications, Producer will, if unable to rework the Product or obtain a waiver from Buyer for the non-compliance, replace the Manufactured Products or refund the purchase price as paid by Buyer. If Producer obtains such a waiver from Buyer, Buyer will not charge Producer a fee or seek reimbursement of any kind for providing such waiver. The repair, replacement or refund remedy shall be the sole and exclusive remedy provided hereunder with respect to Manufactured Products that do not meet Final Batch Specifications.

10.3

If the Parties agree that any Product did not meet the Final Batch Specifications for such Product at the time of delivery to Buyer’s designated carrier, and Buyer has a right to return such Product pursuant to Section 5.10, all commercially reasonable direct costs including the return transportation charges, costs of rework, and shipment of replacement Products shall be the responsibility of Producer. Each Party agrees not to unreasonably withhold its agreement that a Product did not meet the Final Batch Specifications for such Product at the time of delivery to Buyer’s designated carrier.

10.4

The repair, replacement or refund for Products that do not meet Final Batch Specifications shall be the sole and exclusive remedy provided by Producer to Buyer for Products that do not meet Final Batch Specifications.

11.	Shipment.

11.1

Except as set forth in Schedule 2.3.1 or Section 11.6, all Product shipments will be Ex Works Producer’s shipping facility or dock (Incoterms 2010), and title and risk of loss shall pass pursuant to Section 5.9. Notwithstanding the foregoing, (i) packaged Products Manufactured by Newco for Everest in Saudi Arabia will be delivered DAP (Incoterms 2010) to Everest’s designated third-party logistics provider within Saudi Arabia and title and risk of loss for all such packaged Products manufactured by Newco for Everest in Saudi Arabia will transfer to Everest upon delivery of such Products to Everest’s designated third-party logistics provider; and (ii) packaged Products Manufactured by Newco for Everest in the United Arab Emirates will be delivered DAP (Incoterms 2010) to Everest’s designated third-party logistics provider within the United Arab Emirates and title and risk of loss for all such packaged Products Manufactured by Newco for Everest in the United Arab Emirates will transfer to Everest upon delivery of such Products to Everest’s designated third-party logistics provider.

11.2

Producer shall make all arrangements for shipment of Product utilizing those trucking and freight forwarding companies designated by Buyer. Shipping destinations may be included in a Purchase Order or in a subsequent written notice from Buyer to Producer. Producer will load the Products onto the trucks or into tankers or rail cars as required. Buyer will directly pay all third-party freight costs incurred to ship Products on behalf of Buyer, provided any demurrage or other costs solely resulting from the failure of Producer to make Products available for loading at the scheduled pick up time will be for the account of Producer. Notwithstanding the foregoing, (i) in the event that Everest’s Manufacture of Peracetic Acid or acrylamide monomer (PRM4218NMB.95 (non-MBIX) & PRM4218MB.95 (MBIX)) (“Acrylamide Monomer”) is moved from the Plant where it is Manufactured on the Effective Date, other than as a result of a Force Majeure event, Everest will provide advance notice of the circumstances requiring the move and Everest will be responsible for and hold Newco harmless from any increase in packaging and logistics costs resulting from such a move and (ii) in the event that Newco wishes to move production of Products from EHCP, other than as a result of a Force Majeure event, Newco will provide advance notice of the circumstances requiring the move and Newco will be responsible for and hold Everest harmless from any increases in packaging and logistics costs that result from such a move.

11.3

Producer shall ensure that each shipment is accompanied by a delivery note in the form of a Bill of Lading or other instrument mutually agreeable to Buyer which shows the order number, date of order, contents, quantity (including number of containers or packages) testing data and quality compliance certifications and safety, health and environmental product documents. Producer shall issue a certificate of analysis or provide access to electronic quality control results and provide other documentation necessary to support all Product sales to Buyer and Buyer’s designated purchasers if the Product is to be drop shipped.

11.4

All shipments by Producer to Buyer will be within the country of Manufacture. If Buyer intends to ship Products outside the country of Manufacture, Buyer shall be responsible for all export documents, compliance and logistics.

11.5

Any change in shipping date requested by Buyer in conformance with agreed Lead Times must be received not less than five (5) business days prior to the original shipping date and must be mutually agreed upon.

11.6

Producer will work cooperatively with Buyer regarding any order that Buyer or Buyer’s designated carriers cannot pickup when ready for delivery (as such term is used in Section 5.9). If after timely notice by Producer, Buyer’s own fleet or designated third-party carriers(s) cannot pickup an order within two (2) hours of the scheduled delivery time and such delay adversely impacts Producer’s production, Producer may make alternative arrangements to temporarily store Buyer’s order. Alternative arrangements may include (i) for bulk orders, placing Buyer’s order into a third-party bulk trailers or (ii) for packaged Products, sending the order to a third-party storage facility or warehouse. All charges related to alternative arrangements for temporary storage will be invoiced to Buyer but only with respect to the period that begins two (2) hours after the scheduled time for delivery on the delivery date specified by Buyer in the applicable order and ends at such time that Buyer’s fleet or designated carrier picks up the applicable order. Upon placement of Buyer’s Product order in a third-party bulk trailer or delivery to a third-party storage facility or warehouse, title and risk of loss will transfer to Buyer.

12.	Confidentiality.

The provisions of Section 5.6 of the Separation and Distribution Agreement, incorporated as though set forth herein, shall govern the confidentiality obligations of the Parties to this Agreement.

13.	Force Majeure.

13.1

Each Party hereto shall be absolved from any liability for any acts, omissions or circumstances occasioned by any cause whatsoever not within the control of the Party affected thereby and which such Party could not, by reasonable professional diligence, have avoided (any such acts, omissions or circumstances, a “Force Majeure”). Force Majeure, however, shall not release such Party of liability in the event of its failure to use reasonable diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch and to give notice and full particulars of the same in writing to the other Party as soon as possible after the occurrence of the cause relied upon and in any event not later than three (3) Business

Days. The requirement that any Force Majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.

13.2

In the event that a Force Majeure event restricts the supply of Raw Materials, the parties agree that Raw Materials of Producer shall be allocated between and among Producer’s Affiliates, customers, and Buyer in the same proportion as allocated during the preceding six (6) month period. In such event, Buyer may supply Producer with Raw Materials solely for use in the Manufacturing of Products for Buyer and Producer will acquire such Raw Materials directly from Buyer or from Buyer’s designated supplier. For purposes of this Agreement and Product invoicing, the cost of such Raw Materials acquired in accordance with the immediately preceding sentence in this Section 13 when used in the Manufacture of Product hereunder will be the actual cost at which such Raw Materials are purchased by Producer.

13.3

Notwithstanding anything to the contrary herein, the Parties agree that failure or degradation, as applicable, of the production assets set forth on Schedule 13 will, if they cannot be repaired without a capital expenditure, be deemed an event of Force Majeure excusing production of Products historically Manufactured in such assets; provided, however, that if Buyer promptly agrees to absorb the cost of the necessary capital expenditure to enable Producer to continue Manufacturing, such failure shall only constitute a Force Majeure until the applicable production assets are repaired. If Buyer agrees in writing to absorb the cost of the necessary capital expenditure to remediate a Force Majeure described in this Section 13.3, then Buyer will pay the entire amount of such cost as described in this Section 13.3. The amount of the applicable capital expenditure will be depreciated over a period mutually agreed by the Parties, and then the annual depreciation amount will be an amortization charge that is included as a component of the Standard Cost each year for the applicable Products. The mutually agreed upon depreciation period will not exceed the lesser of (i) 7 years or (ii) the sum of the remaining duration of the existing term of the arrangement under this Agreement for the applicable Product plus one full renewal term of such arrangement (if applicable). If the arrangement for the applicable Product terminates or expires for any reason prior to the end of the agreed upon depreciation period (including the expiration of the applicable term for the arrangement (whether the initial term or any renewal term), Buyer terminates the arrangement under Section 3.4 or any other reason), Buyer will be responsible for paying to Producer the unamortized portion of the total depreciation amount for the capital expenditure (i.e., the portion of the capital expenditure that was not paid for by Buyer through the inclusion of the amortization charge in the Standard Cost as described in this Section 13.3), with such amount payable in one lump sum upon termination.

13.4

The Parties acknowledge and agree that, to the extent that an event of Force Majeure adversely impacts a Producer’s capacity to supply one or more Products in a timely manner for more than one month or as mutually agreed, Buyer will not be responsible for or adversely affected through any resulting Absorption charge, reduced Absorption credit or “take or pay” obligations that would otherwise apply with respect to such Products under this Agreement.

14.	Indemnification; Disclaimer of Warranties.

14.1

Subject to the limitations set forth in Section 10.2, Section 14.2 and Section 14.7 of this Agreement, Producer agrees to defend, indemnify and hold Buyer harmless from and against all claims, losses, damages, demands, liabilities and causes of action for damages and expenses of every kind and character (including, without limitation, cost of suit, amounts paid in settlement and attorney’s fees and expenses) (“Damages”) arising out of a claim or proceeding brought by a third party (a third party excludes any Affiliate of a Party to this Agreement) (a “Third-Party Claim”) asserted against Buyer or its Affiliates or its and their agents, servants and employees, on account of: (a) death or bodily injury resulting from any Product failing to meet applicable Specifications, it being acknowledged by the Parties that any other Damages related to Products failing to meet Specifications shall be limited to replacement or refund, at Producer’s option, and in no event will Producer be liable for any amount in excess of any relevant cap on Buyer’s liability to the third party, (b) any violation of Applicable Laws by Producer, and (c) any breach by Producer of its obligations under this Agreement, except to the extent such Damage is the result of the gross negligence or willful misconduct of Buyer.

14.2

Buyer agrees to defend, indemnify and hold Producer harmless from and against all Damages arising out of a Third Party Claim asserted against Producer or its Affiliates and its or their agents, servants and employees on account of: (a) any violation of Applicable Laws by Buyer, (b) any use of Buyer’s Intellectual Property, as directed by Buyer pursuant to this Agreement including infringement claims upon any Copyrights, Trademarks, Patents, Know-How or trade secret of a third party, and (c) any breach by Buyer of its obligations under this Agreement, in each case except to the extent such Damage is the result of the gross negligence or willful misconduct of Producer provided, however, to the extent a Third Party Claim for indemnification solely pertains to any Intellectual Property that is covered by the IPMA, such Third Party Claim shall only be made under the IPMA.

14.3	Notice of Claim.

(a)

As used herein, the term “Claim” means a claim for indemnification by Buyer with respect to Section 14.1, on the one hand, and by Producer with respect to Sections 8.2 and 14.2 on the other hand (each, an “Indemnified Party”). An Indemnified Party may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Indemnified Party, as applicable, pursuant to written notice of such Claim executed by an officer or authorized Person of the Indemnified Party (a “Notice of Claim”), and delivered to Producer with respect to Section 14.1, on the one hand, and by Buyer with respect to Sections 8.2 and 14.2 (each, an “Indemnifying Party”) after such Indemnified Party becomes aware of the existence of any potential Claim by such Indemnified Party for indemnification under Section 8.2, 14.1 or 14.2, arising out of or resulting from any item indemnified pursuant to the terms of Section 8.2, 14.1 or 14.2.

(b)

Each Notice of Claim by an Indemnified Party shall contain a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity of any third-party claimant and, if reasonably estimable, the amount of such Damages. Following delivery of the Notice of Claim (or at the same time if the Indemnified Party so elects) the Indemnified Party shall deliver copies of any demand or complaint it shall receive from any third party and, reasonably promptly after such information becomes available to it, the amount of Damages, the date each such item was incurred or paid, the basis for such liability and the specific nature of the breach to which such item is related.

14.4	Defense of Third-Party Claims.

(a)

Subject to the provisions hereof, the Indemnifying Party on behalf of the Indemnified Party shall have the right, but not the obligation, to elect to defend any Third-Party Claim, and the costs and expenses incurred by the Indemnifying Party in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Party; provided, however, that an Indemnified Party may retain or assume the exclusive right to defend, settle or compromise a Third Party Claim if the Indemnified Party reasonably determines in good faith that (i) the claim relates to or arises in connection with any criminal or quasi-criminal matter; (ii) the claim seeks or is likely to seek an injunction or other equitable relief against the Indemnified Party; or (iii) there is or may be a conflict of interest between the Indemnifying Party and the Indemnified Party.

(b)

The Indemnified Party shall give prompt written notice of any Third-Party Claim to the Indemnifying Party; provided that the failure to timely give the Notice of Claim shall not limit or reduce the Indemnified Party’s right to indemnity hereunder unless (and then only to the extent that) the Indemnifying Party is actually prejudiced thereby through the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall be entitled (subject to the exceptions provided for in Section 14.4(a)) to assume the defense thereof, including to settle such Third-Party Claim subject to the requirements of Section 14.4(d), utilizing legal counsel reasonably acceptable to the Indemnified Party.

(c)	If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, the Indemnifying Party shall: (i) notify Indemnified Party within twenty (20)

days of receipt of the Notice of Claim that it will defend such Third-Party Claim; (ii) conduct the defense of such Third-Party Claim with reasonable diligence and act affirmatively to keep the Indemnified Party reasonably informed of material developments in the Third-Party Claim at all stages thereof; (iii) promptly submit to the Indemnified Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iv) promptly respond to all reasonable requests by Indemnified Party relating thereto and otherwise permit the Indemnified Party and its counsel to participate in, but not control, the conduct of the defense thereof; and (v) to the extent practicable in the circumstances, permit the Indemnified Party and its counsel an opportunity to review and comment upon all legal papers to be submitted prior to their submission. Indemnifying Party and the Indemnified Party will make available to each other and each other’s counsel and accountants, without charge (other than any applicable third-party costs), all of its or their books and records (or portions thereof) relating to the Third-Party Claim, and each Party will render to the other Party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other Party in connection therewith, with any expenses of Indemnified Party with respect thereto being included in Indemnified Party’s Damages. The Indemnifying Party and the Indemnified Party shall use their reasonable best efforts, at the sole cost and expense of Indemnifying Party, to avoid production of confidential information (consistent with Applicable Law and subject to a Party’s right to waive its own privilege), and seek to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. Once the Indemnifying Party has made the election to defend as set forth above, the Indemnified Party shall have the right to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense; provided that if (i) the Indemnified Party shall have been advised by counsel in writing that there are legal defenses available to the Indemnified Party that are not available to, or in conflict with, those of the Indemnifying Party, (ii) the Indemnifying Party authorizes the Indemnified Party in writing to employ separate counsel at the Indemnifying Party’s expense or (iii) the Indemnifying Party is not actively and reasonably diligently defending such Third Party Claim with legal counsel reasonably acceptable to Indemnified Party, then the expenses of such separate counsel shall be considered Damages. The assumption of a Third Party Claim by the Indemnifying Party will conclusively establish for purposes of this Agreement that the claims asserted in the Third Party Claim are within the scope of and subject to indemnification hereunder and the Indemnifying Party will be deemed to have agreed to the same. If the Indemnifying Party declines or fails to assume the defense of the Third-Party Claim on the terms provided above, in any case within twenty (20) days after receipt of a Notice of Claim, the Indemnified Party shall have the right to undertake the defense of such Claim with counsel of its own choosing and the reasonable attorneys’ fees and expenses incurred by the Indemnified Party for such counsel will be included in the Indemnified Party’s Damages; provided, however, that no such compromise or settlement shall be binding on the issue of whether, or the extent to which, the Indemnified Party may be entitled to indemnification hereunder.

(d)

If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, the Indemnifying Party shall not have the right to enter into any settlement of a Third-Party Claim on the Indemnified Party’s behalf without the consent of the Indemnified Party, unless (i) such settlement does not involve any finding or admission suggesting any violation of law or other wrongdoing or any injunctive or other form of non-monetary relief binding upon the Indemnified Party or any of its Affiliates, officers, directors and agents, other than reasonable confidentiality obligations related to the terms of such settlement, and (ii) such settlement expressly and unconditionally releases the Indemnified Party and its Affiliates and such other Persons from all liabilities and obligations with respect to such Claim, and includes the giving by the claimant to the Indemnified Party of a release in respect thereof, in form and substance reasonably satisfactory to the Indemnified Party, of any further liability, at law, in equity or otherwise.

14.5	Resolution of Notice of Claim. Each Notice of Claim given by an Indemnified Party, other than with respect to Third-Party Claims resolved in accordance with Section 14.4, shall be resolved as follows:

(a)

Admitted Claims. If, within twenty (20) Business Days after a Notice of Claim is delivered to the Indemnifying Party, the Indemnifying Party agrees in writing (i) that liability for such Claim is indemnified under this Agreement and (ii) to the full amount of the Damages specified in the Notice of Claim, the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Damages specified in the Notice of Claim.

(b)

Contested Claims. If the Indemnifying Party does not so agree in writing to such Notice of Claim or gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the twenty (20) Business Day period specified in Section 14.5(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Indemnifying Party and the Indemnified Party or (ii) in the absence of such a written settlement agreement, by a proceeding brought in a court designated in Section 27. The resolution of any Contested Claim pursuant to this Section 14.5(b) is referred to as “finally resolved.”

(c)

Payment. If any Indemnified Party is entitled to the recovery of Damages pursuant to any Claim that is agreed to pursuant to Section 14.5(a) or a Contested Claim that is finally resolved pursuant to Section 14.5 (b), no later than the fifth (5th) Business Day after the date on which the Claim is agreed to pursuant to Section 14.5 (a) or finally resolved pursuant to Section 14.5 (b), the Indemnifying Party shall pay, by wire transfer of immediately available funds to the account(s) designated by the Indemnified Party, an amount necessary to satisfy the Damages arising out of or resulting from such Claim or such Contested Claim as so determined.

14.6	Limited Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY IN ITS CAPACITY AS PRODUCER MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCTS OR SERVICES, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, AND ALL OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

14.7	Disclaimer of Consequential Damages.

(a)

SUBJECT TO THE PROVISIONS OF SECTION 14.7(b) BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LOSSES (WHETHER FORESEEABLE OR NOT AT THE DATE OF THIS AGREEMENT), INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PRODUCTION, LOST REVENUE, LOST PRODUCT, LOST PROFIT, LOST BUSINESS OR LOST BUSINESS OPPORTUNITIES, EXCEPT TO THE EXTENT ANY OF THE FOREGOING ARE CONSIDERED DIRECT DAMAGES UNDER APPLICABLE LAW. THE EXCLUSIONS OF LIABILITY AND INDEMNITIES SET FORTH IN THIS SECTION 14 SHALL APPLY TO ANY CLAIM(S), LOSSES OR DAMAGES WITHOUT REGARD TO THE CAUSE(S) THEREOF INCLUDING BUT NOT LIMITED TO PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, IMPERFECTION OF MATERIAL, DEFECT OR FAILURE OF PRODUCTS OR EQUIPMENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRAHAZARDOUS ACTIVITY, STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF DUTY (STATUTORY OR OTHERWISE), BREACH OF ANY SAFETY REQUIREMENT OR REGULATIONS, OR THE NEGLIGENCE OR OTHER LEGAL FAULT OR RESPONSIBILITY OF ANY PERSON (INCLUDING THE INDEMNIFIED PARTY), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

(b)

Notwithstanding the foregoing, the provisions of Section 14.7(a) shall not be applicable to, or be construed or interpreted as limiting the liability of a Party for, any Damages arising out of, or resulting from, or in connection with, any breach under the Agreement, which breach was a willful or intentional breach or the result of the gross negligence of a Party.

14.8

Insurance. Each Party must maintain at all times with a reliable insurance carrier or carriers rated A-VII or better by A.M. Best Company, at the Party’s sole expense, insurance policies (a) that provide sufficient coverage and limits to cover the liabilities assumed under this Agreement, (b) that include coverages as set forth on Schedule 14.8 attached hereto irrespective of whether the indemnification provisions herein are enforceable, in whole or in part, in any state, and (c) that comply with the terms and conditions set forth on Schedule 14.8 attached hereto. All policies, excepting workers compensation, shall include the other Party, its owner, parent, subsidiary, and Affiliates and their respective officers, directors, employees, servants, agents, subcontractors, invitees, successors and assigns (collectively, the “Indemnitees”), as additional insureds to the extent of a Party’s indemnification obligation, and shall provide for a waiver of subrogation in favor of the Indemnitees to the extent of any of the obligations of indemnifying Party under this Agreement.

Each Party shall furnish certificates of insurance evidencing the coverages and endorsements as listed on Schedule 14.8. Acceptance of furnished evidence of insurance shall not modify the above insurance requirements. Without affecting, modifying, or limiting each Party’s obligation to maintain insurance pursuant to this Section 14.8, the certificates shall provide that the insurance coverage may be cancelled by the issuing insurance company only upon giving thirty (30) days advance notice. A Party is required to insert the substance of the insurance and indemnity provisions of this Agreement in any and all subcontracts with subcontractors and is to require and ensure that subcontractors have insurance commensurate with the services to be performed.

14.9	Laws, Regulations and Permits.

14.9.1

The Parties acknowledge that the Manufacturing, packaging and/or shipping of Product hereunder may be regulated. As such, Producer shall observe, abide by and be responsible for material adherence to all Applicable Laws relating to the Manufacturing, packaging and/or shipping of Products and its performance under this Agreement, subject to the provisions of Section 8 above.

14.9.2

Each Party currently has and will maintain in full force and effect during the term of this Agreement all permits, authorizations and the like required for the Manufacture, handling, storage and disposal of the Raw Materials and Products and the performance of its obligations hereunder and such activities will be performed in accordance with the terms of such permits, authorizations and other governmental requirements. Each

Party will report to the other Party, as soon as possible, all occurrences and incidents caused by operations covered by this Agreement and for which are reportable to the environmental authorities, in each case if such occurrences or instances could reasonably be expected to materially and adversely impact a Party’s ability as Producer to provide Services hereunder.

14.9.3

In the event a party believes that any change in Applicable Law would be reasonably expected to materially and adversely affect the Party’s ability to perform its obligations under this Agreement, such Party shall promptly notify the other Party in writing. Individuals designated by each Party shall meet in person or by telephone as frequently as may be necessary to determine any modifications that are necessary to resolve such compliance issues.

15.	Disposal of Wastes.

Each Party as Producer shall be responsible for handling and disposing of wastes generated by the Manufacturing of Products and shall ensure that all wastes or by-products that result from the Manufacture, handling, storage or packaging of the Product prior to delivery to Buyer, all third party Raw Materials and their shipping containers, and, where applicable, the cleaning of vessels, tanks, lines, pumps, or associated equipment, shall be disposed of in compliance with all Applicable Laws. Notwithstanding the foregoing, Buyer will have responsibility for waste or by-products related to Product shipping containers it receives from Producer and for E&O Products and RM&I transferred to Buyer or, at Buyer’s request, manifested for disposal under Buyer’s name.

16.	Changes in Applicable Law.

In the event there hereafter is a change in Applicable Laws specifically relating to the Manufacture, packaging or shipping of Products which would have the effect of increasing the cost of Manufacturing Services applicable to Products, then Producer and Buyer agree to meet to discuss whether any adjustments should be made to all or some of the Cross Selling Prices. In the event that the Parties do not agree with respect to the amount of any adjustment, then Producer and Buyer shall submit such amount to the Steering Committee for consideration. In the event the Steering Committee is unable to agree, Producer retains the right to incur such compliance cost and to bring a claim in the amount of such costs against Buyer pursuant to Section 27 below. The Parties acknowledge that a change in Applicable Law which impacts the general operation of the Plant (i.e., more stringent environmental omissions standards or safety standards) shall not be deemed to constitute a change in Applicable Laws relating to the Manufacture, packaging or shipping of Products.

17.	Termination.

17.1

This Agreement shall commence as of the Effective Date and, unless terminated in whole or in part pursuant to the provisions of Section 22 hereof, shall continue until the expiration or termination of all Manufacturing, product transfer and/or product supply arrangements described in the schedules and subschedules to Section 2 of this Agreement.

17.2	Unless otherwise set forth in any Schedule hereto:

17.2.1

With respect to any Product on the Transfer List, the term of each such arrangement shall commence on the Effective Date and continue until Producer is no longer obligated to manufacture and supply the relevant Product pursuant to Section 2.1 and Section 6.3; provided, however, that the term of any such arrangement may be extended by mutual written consent expressly agreed by the Parties in an amendment entered into by the Parties in strict conformance with the provisions of Section 23 of this Agreement;

17.2.2

With respect to any Product on the Elective Nonstrategic List, the term of each such arrangement shall commence on the Effective Date and expire on the fifth anniversary of the Trigger Date; provided, however, that either Party, whether in its capacity as Buyer or Producer, may terminate any such arrangement by providing, on or after the first anniversary of the Trigger Date, written notice to the other Party not less than twenty-four (24) months prior to the termination date specified in the written notice (i.e., a minimum term of approximately three years); and; further provided that the term of any such arrangement may be extended by mutual written consent expressly agreed by the Parties in an amendment entered into by the Parties in strict conformance with the provisions of Section 23 of this Agreement;

17.2.3

With respect to any Product on the Strategic List, the term of each such arrangement shall commence on the Effective Date and expire on the tenth anniversary of the Trigger Date; provided, however, that Buyer (but not Producer), may terminate any such arrangement by providing, on or after the third anniversary of the Trigger Date, written notice to Producer not less than twenty-four (24) months prior to the termination date specified in the written notice (i.e., a minimum term of approximately five years) and by paying the related termination fee calculated according to the formula set forth on Schedule 17.2.3.1 for Acrylamide Monomer or Schedule 17.2.3.2 for Eastern Hemisphere Core Plant, as applicable; and, further provided that the term of any such arrangement may be extended by mutual written consent expressly agreed by the Parties in an amendment entered into by the Parties in strict conformance with the provisions of Section 23 of this Agreement.

17.2.4

With respect to any Product on the Reseller List, the term of each such arrangement shall commence on the Effective Date and expire on the fifth anniversary of the Trigger Date; provided, however, (i) that Newco may request to renew the arrangement set forth on Schedule 2.4.2 or Schedule 2.4.3 for one additional five-year term (the “Reseller Renewal Term”) by providing written notice to Everest of Newco’s request to so renew not less than six (6) months prior to the anticipated expiration date; provided, however, that Everest may reject such request to renew only in the event of uncured material breach by Newco and (ii) that Everest may request to renew the arrangement set forth on Schedule 2.4.4 for one additional five-year term (also a Reseller Renewal Term) by providing written notice to Newco of Everest’s request to so renew not less than six (6) months prior to the anticipated expiration date; provided, however, that Newco may reject such request to renew only in the event of uncured material breach by Everest. The term of the arrangement related to the Reseller List may be extended by mutual written consent expressly agreed by the Parties in an amendment entered into by the Parties in strict conformance with the provisions of Section 23 of this Agreement. Notwithstanding the foregoing, Everest may terminate this Agreement with respect to any or all Products on the Reseller List pursuant to the provisions of Schedule 2.4.

17.2.5

With respect to any Product described in any Special Supply Arrangement contained in Section 2.5, the term of each such arrangement shall commence on the Effective Date and expire on the fifth anniversary of the Trigger Date; provided that the term of any such arrangement may be extended by mutual written consent expressly agreed by the Parties in an amendment entered into by the Parties in strict conformance with the provisions of Section 23 of this Agreement. Either Party in its capacity as Buyer may terminate any such arrangement effective beginning on the second anniversary of the Trigger Date by providing written notice to the other Party in such Party’s capacity as Producer of Buyer’s intent to so terminate not less than one (1) year prior to the anticipated expiration date. Solely with respect to Products on the Special Supply List that are identified on Schedule 2.5 as containing sensitive Intellectual Property, either Party may terminate a Special Supply Arrangement solely with respect to such a Product upon a final, binding order or judgment by a court or other Governmental Body of competent jurisdiction or arbitral body that is unappealable or unappealed within the time permitted for appeal that the other Party used or practiced such Product outside of the scope of the applicable license grant under this Agreement which constitutes a material breach of the this Agreement.

17.3

Notwithstanding the foregoing, the Parties may by mutual agreement, or by including a provision in the Agreement or in any Schedule or subschedule, agree to termination of any individual Manufacturing arrangement described on any Product List or other obligation or right without the necessity of terminating this Agreement or the respective Product List in its entirety.

18.	Rights after Termination.

18.1

From and after the effective date of any termination or expiration of this Agreement, neither of the parties hereto shall have any further rights, privileges or obligations hereunder, except that, unless otherwise set forth in Section 22:

18.1.1	such termination shall not relieve the parties of any liability accrued prior to the effective date of such termination;

18.1.2

such termination or expiration shall not affect the continued operation or enforcement of any provision of this Agreement which survive termination including, but not limited to, the provisions contained in the following Sections of this Agreement: Sections 2.4, 2.5, 4.9, 4.10, 4.12, 5.6.6, 5.8, 5.9, 5.10, 5.11, 5.14, 8.3, 8.9, 9.1–9.3, 10.4, 12, 14 and 15-32.

18.1.3

within 30 days of the termination or expiration of the Manufacturing portion of this Agreement with respect to any Product, each Party shall provide a final inventory listing of, among other things, all Buyer-Specific Raw Materials related to the Manufacturing of such Product, Products acquired or Manufactured for a Party as Buyer and proprietary packaging materials related to such Product as of the date of such termination or expiration. In the event that such final inventory for the relevant Product is inconsistent with those records maintained by a Party as Buyer in connection therewith and delivered to the other Party during the Term of this Agreement, then the Party as Producer shall bear the cost and expense of any inconsistency related to the Manufacturing of such Product and promptly reimburse Buyer for any cost or expense that Buyer may have actually incurred as a result of that inconsistency.

18.2

After termination or expiration of each Product Manufacturing obligation, Producer shall deliver to Buyer all of the Buyer-Specific Raw Materials, Buyer Unique Products produced or acquired for Buyer, or packaging materials stored therein at Buyer’s sole cost and expense. To the extent Buyer did not previously pay for any such items, Producer will invoice Buyer for the same at the price provided for herein or, if no price is otherwise provided for herein, then at Producer’s actual cost of the same, in each case, after giving effect to any applicable markup or other payments to be made by Buyer as contemplated by this Agreement. In addition, Producer shall prepare bills of lading in accordance with Buyer’s instructions and handle any other matters in connection with such shipment. Producer will forward to Buyer promptly all papers and other information which Buyer may require in connection with such shipment.

19.	Independent Contractor.

Each Party is, and shall perform this Agreement as, an independent contractor and, as such, shall have and maintain sole control over all of its employees, agents and operations. Neither Party nor anyone employed by a Party shall be, represent, act, purport to act or be deemed to be the agent, representative, employee or servant of the other Party. Neither Party shall contract with any subcontractor to perform any Services hereunder without the prior written consent of other Party. Subcontracting following receipt of consent shall not discharge the assigning Party from its obligations under this Agreement and such Party shall remain fully responsible for the acts and omissions of subcontractors, and of persons either directly or indirectly employed by them. Nothing in this Agreement will be construed as establishing a partnership or joint venture relationship between the parties hereto.

20.	Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Everest:

c/o Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Attn: General Counsel

Email: generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn: Charles W. Mulaney, Jr.

Richard C. Witzel, Jr.

155 N. Wacker Drive, Suite 2700

Chicago, IL 60606

Email: charles.mulaney@skadden.com

  rich.witzel@skadden.com

Fax: (312) 407-0411

if to Newco:

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor

The Woodlands, TX 77381

Attn: General Counsel

Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello

Sachin Kohli

Email: michael.aiello@weil.com

  sachin.kohli@weil.com

Fax: (212) 310-8007

21.	Waiver.

No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

22.	Assignment; Impact of a Change-in-Control.

22.1

Neither Party hereto may assign or transfer this Agreement or any rights or obligations hereunder, voluntarily or involuntarily, in the absence of the prior written consent of the other Party hereto and any attempted assignment without the required consent will be null and void, provided that either Party may transfer its rights and obligations hereunder to (i) an Affiliate, (ii) any joint venture, partnership or other entity in which the assigning Party is a participant; and, further provided that in the event of a Change-in-Control of a Party (such Party, the “Acquired Party” and the other Party, the “Notified Party”), the Notified Party will have the following termination rights as a result of the Change-in-Control:

22.1.1	the Notified Party will have no termination rights for the arrangement under this Agreement with respect to Products on the Transfer List;

22.1.2

the Notified Party may terminate the arrangement under this Agreement with respect to any or all of the Products on the Elective Nonstrategic List by providing the Acquired Party at least twelve (12) months’ written notice in advance of the termination date specified in such written notice in the event of an acquisition of the Acquired Party by a direct competitor of the Notified Party;

22.1.3

the Notified Party may terminate the arrangement under this Agreement with respect to any or all of the Products on the Strategic List by providing the Acquired Party at least twelve (12) months’ written notice in advance of the termination date specified in such written notice in the event of an acquisition of the Acquired Party by a direct competitor of the Notified Party and in the event that the Notified Party did not give its consent to the Change-in-Control of the Acquired Party, no termination fee will be payable with respect to the termination of any such arrangement;

22.1.4

the Notified Party may terminate the arrangement under this Agreement with respect to any or all of the arrangements described in the Special Supply List by providing the Acquired Party at least twelve (12) months’ written notice in advance of the termination date specified in such written notice in the event of an acquisition of the Acquired Party by a direct competitor of the Notified Party and in the event that the Notified Party did not give its consent to the Change-in-Control of the Acquired Party, no termination fee will be payable with respect to the termination of any such arrangement;

23.	Amendment.

Except as provided in Section 2.6 and Schedule 2.6, this Agreement may not be amended or modified except by an instrument in writing signed by an authorized Representative of each of the Parties. No amendments or modifications shall be effected by the acknowledgment or acceptance of any purchase orders, invoices, shipping documents or other forms of documents containing terms and/or conditions at variance with or in addition to those set forth herein.

24.	Headings.

The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

25.	Entire Agreement.

This Agreement, together with the schedules and subschedules hereto, along with the IPMA, constitutes the entire understanding of the Parties in regard to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements and all other arrangements, understandings, negotiations or communications, however given, regarding the subject matter hereof; provided, however, that (i) to the extent that any provision or provisions to another agreement are referenced to herein, such referenced provision will be given effect in the manner provided for herein and therein; and (ii) nothing herein shall be deemed to amend or supersede the provisions of the Separation and Distribution Agreement, including the provisions of Section 2.10 thereof (Athena Guarantee) and in the event of any conflict between the provisions of this Agreement and the Separation and Distribution Agreement, such conflict will be resolved pursuant to Section 8.2 of the Separation and Distribution Agreement.

26.	Successors.

Subject to Section 22, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns.

27.	Applicable Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under Applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Entity’s respective address set forth in Section 20 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

28.	Severability.

Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

29.	No Third-Party Beneficiaries.

Except (i) as provided in Section 14.1 and 14.2 relating to indemnification of Affiliates of the Parties, and (ii) Athena, which is an intended third party beneficiary of the rights granted to Newco herein, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

30.	Reference and Conflict.

In the event of a conflict between this Agreement and any Purchase Orders, the terms and conditions of this Agreement shall prevail. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

31.	Subsidiaries.

Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

32.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the sameinstrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board and Chief
Executive Officer
Date: June 3, 2020

CHAMPIONX LLC

By:	/s/ Deric D. Bryant
Name:	Deric D. Bryant
Title:	Executive Vice President
Date: June 3, 2020

SCHEDULES:

Schedule 2.1	Transfer List Products

Schedule 2.2	Elective Nonstrategic List Products

Schedule 2.3	Strategic List Products

Schedule 2.3.1	Garyville Product

Schedule 2.3.2	Eastern Hemisphere Core Plant Products

Schedule 2.4	Reseller List Products and Master Reseller Terms

Schedule 2.4.1	Proprietary Everest Water Chemical Products

Schedule 2.4.1.1	Proprietary Everest Water Equipment Reseller Products (PARETO, FLOCMASTER)

Schedule 2.4.2	3D Trasar Chemical Products

Schedule 2.4.2.1	3D Trasar Equipment Products

Schedule 2.4.3	Peracetic Acid Products

Schedule 2.4.4	Continued Products

Schedule 2.4.5	Continued Product Patents

Schedule 2.4.6	Newco Midstream Customers

Schedule 2.4.7	Everest Midstream Customers

Schedule 2.5	Special Supply List

Schedule 2.5.1	Pilot Plant Terms

Schedule 2.5.2	Ellwood City Furnace Rooms

Schedule 2.6	Steering Committee

Schedule 2.6(a)	Key Principles

Schedule 4.1.1	Accounting Principles

Schedule 4.1.2	Other Budgetary Principles

Schedule 4.4.2	Calculation of Purchase Price Variances

Schedule 4.4.3	Calculation of Absorption Credit/Debit Amount

Schedule 4.6	Hot List Products and Historic Losses and Example Calculation

Schedule 4.7	Small Business Country Agreement and Related Terms

Schedule 5.3	Minimum Order Quantity and Lead Time

Schedule 5.5	Processes, Certifications and Registrations

Schedule 5.6	Procedures Applicable to Innovations

Schedule 5.7	Management of Change

Schedule 6.1	Transfer Package

Schedule 7.7	Target List RM&I

Schedule 8.2	Packaging, Labeling, Bills of Lading and Certificates of Analysis

Schedule 8.4.1	Replacement Fee for Returnable Containers

Schedule 8.5	Daily Penalty for Returnable Containers

Schedule 8.8	Maintenance Fees for Preen Porta-feeds and Thyssen Containers

Schedule 13	Force Majeure Carve Out

Schedule 14.8	Insurance

Schedule 17.2.3.1	Garyville Termination Fee

Schedule 17.2.3.2	Eastern Hemisphere Core Plant Termination Fee